Exhibit 10.2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GRANGE NEWCO LLC
BY AND AMONG
GRANGE NEWCO LLC,
INTEL IRELAND LIMITED
AND
AP GRANGE HOLDINGS, LLC

Dated on [●], 2024

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS. THE SECURITIES PURCHASED HEREUNDER MAY NOT BE RE-OFFERED FOR SALE, RE-SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ALL APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS, OR PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS
Page
ARTICLE 1

MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

Section 1.1 Formation    2
Section 1.2 Name    2
Section 1.3 Registered Office     2
Section 1.4 Principal Office    2
Section 1.5 Purpose    2
Section 1.6 Term    2
Section 1.7 Members     2
Section 1.8 Units    3
Section 1.9 Specific Limitations    3
Section 1.10 Additional Units    3
Section 1.11 Capital Contributions     3
Section 1.12 Additional Capital Contributions     4
Section 1.13 Co-Investor Member Failure to Fund     6
Section 1.14 Intellectual Property    8

ARTICLE 2

DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

Section 2.1 Separate Accounts; Distributions     10
Section 2.2 No Violation    13
Section 2.3 Withholding; Tax Indemnity     13

ARTICLE 3

STATUS, RIGHTS AND POWERS OF MEMBERS

Section 3.1 Return of Distributions of Capital    14
Section 3.2 No Management or Control    15
Section 3.3 Voting    15

ARTICLE 4

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD
Section 4.1 Board    15
Section 4.2 Authority of the Board    16
Section 4.3 Reliance by Third Parties    16
Section 4.4 Certain Approval Rights    16
Section 4.5 Certain Requirements of the Board; Operation of the Company    16

i

ARTICLE 5

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS

Section 5.1 Officers and Agents    17
Section 5.2 Tenure    18
Section 5.3 Vacancies    18
Section 5.4 Resignation and Removal    18
Section 5.5 President    18
Section 5.6 Vice-Presidents    18
Section 5.7 Secretary    18
Section 5.8 Assistant Secretaries    19
Section 5.9 Treasurer    19
Section 5.10 Assistant Treasurers    19

ARTICLE 6

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 6.1 Books and Records    19
Section 6.2 Main Project Agreements Reports and Notices    19
Section 6.3 Inspection    20
Section 6.4 Confidentiality    21
Section 6.5 Information Rights    23
Section 6.6 Financing Support    24

ARTICLE 7

TAX MATTERS

Section 7.1 Tax Elections    27

ARTICLE 8

TRANSFER OF INTERESTS

Section 8.1 Restricted Transfer     27
Section 8.2 Permitted Transfers    28
Section 8.3 Transfer Requirements    29
Section 8.4 Certain Transfer Restrictions    30
Section 8.5 Withdrawal of Member    30
Section 8.6 Amendment of Schedule 1.7    31

ARTICLE 9
RIGHT OF FIRST OFFER
Section 9.1 Procedures    31

Section 9.2 Limitation on Applicability    32

ARTICLE 10
INTEL CALL RIGHT

Section 10.1 Intel Call Right     32
Section 10.2 Call Right Exercise Price    33
Section 10.3 Documentation and Procedures    36
Section 10.4 Cooperation    38
Section 10.5 Co-Investor Default Call     38
Section 10.6 Redemption    39
Section 10.7 Specified Events    39
Section 10.8 Remedies    39

ARTICLE 11

TERMINATION; DISSOLUTION OF COMPANY

Section 11.1 Term and Termination    40
Section 11.2 Effect of Termination    40
Section 11.3 Events of Dissolution    40
Section 11.4 Winding Up and Dissolution    40

ARTICLE 12

DUTIES

Section 12.1 Business Opportunities    41
Section 12.2 Reliance    41
Section 12.3 Duties    42
Section 12.4 Board Member and Officer Indemnification    43
Section 12.5 Co-Investor Member Indemnification    45

ARTICLE 13

REPRESENTATIONS BY THE MEMBERS

Section 13.1 Organization; Authority and Power; Binding Obligation    45
Section 13.2 Investment Intent     46
Section 13.3 Securities Regulation    46
Section 13.4 Knowledge and Experience; Independent Investigation    46
Section 13.5 Economic Risk    46
Section 13.6 No Litigation    47
Section 13.7 Tax Treatment     47
Section 13.8 Information    47
Section 13.9 Tax and Other Advice    48
Section 13.10 Tax Information    48

Section 13.11 Restricted Persons    48
Section 13.12 Consents and Approvals; No Conflict     48
Section 13.13 ERISA Representation    48
Section 13.14 No Other Representations and Warranties    48
Section 13.15 BEPS    49
ARTICLE 14

COVENANTS OF THE MEMBERS

Section 14.1 Enforcement of Certain Contracts    49
Section 14.2 Third Party Contracts    50
Section 14.3 Ownership of Units    51
Section 14.4 Economic Incentives    51
Section 14.5 Co-Investor Member Representations and Warranties    51
Section 14.6 Licenses and Permits    52
Section 14.7 Indemnities    52
Section 14.8 Foreign Investment Laws    52
Section 14.9 Insurance    52
Section 14.10 Construction Annex    53
Section 14.11 Foreign Entity of Concern    53

ARTICLE 15

REPRESENTATIONS OF THE COMPANY

Section 15.1 Duly Formed    53
Section 15.2 Valid Issuance    53

ARTICLE 16

GENERAL

Section 16.1 Management Fees    54
Section 16.2 Governing Law    54
Section 16.3 Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial     54
Section 16.4 Notices    55
Section 16.5 Execution of Documents    56
Section 16.6 Amendment     56
Section 16.7 Successors    57
Section 16.8 Severability    57
Section 16.9 No Third Party Rights    57
Section 16.10 Specific Performance    58
Section 16.11 Entire Agreement     58
Section 16.12 Effect of Waiver or Consent     58
Section 16.13 Counterparts    58
Section 16.14 Survival     59
Section 16.15 Amended and Restated Agreement     59
Section 16.16 Definitions and Rules of Interpretation    59

Section 16.17 Non-Recourse    60
Section 16.18 Offtake Notice Requirement     61
Section 16.19 Net Settlements    61
Section 16.20 Inventory    62

v

Exhibits

Exhibit A    Definitions
Exhibit B    Fab 34
Exhibit C    Required Supermajority Approvals
Exhibit D    Call Right Multiplier
Exhibit E    Board Member Letter of Consent

Schedules

Schedule 1.7    Members of the Company
Schedule 1.13    Form of Member Loan Agreement
Schedule 4.1    Board
Schedule 6.6    Co-Investor Member Prohibited Financing Sources
Schedule 8.4    Certain Transfer Restrictions
Schedule 10.2(b)(i)    Requisite Amount; Specified Amount
Schedule 10.2(b)(ii)    Expected Fab Asset Value
Schedule 12.1    Business Opportunities
Schedule 16.19(f)    Net Settlements – Illustrative Examples
Schedule EI    Economic Incentives
Schedule IC    Intel Competitor
Schedule SE    Specified Events

Annexes

Annex I            Construction Annex
Annex II            Form of the Fab Availability Agreement

GRANGE NEWCO LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Grange Newco LLC, a Cayman Islands limited liability company (the “Company”), is dated [●], 2024 (the “Effective Date”), by and among the Company, Intel Ireland Limited, a Cayman Islands exempted company (“Intel Member”), AP Grange Holdings, LLC, a Cayman Islands limited liability company (“Co-Investor Member”), and the Persons, if any, who from time to time become party hereto by executing a counterpart signature page hereof in accordance with the terms of this Agreement (collectively, the “Members”). Each of the Members and the Company is also referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Company was formed as a Cayman Islands limited liability company pursuant to the Initial LLC Agreement (as defined below) in accordance with the provisions of the Limited Liability Companies Act of the Cayman Islands, as amended from time to time (the “Act”), by the filing of a registration statement in terms of Section 5 of the Act for the Company (the “Certificate”) with the Registrar of Limited Liability Companies of the Cayman Islands (the “Registrar”) on March 13, 2024;
WHEREAS, Intel Member was the sole member of the Company pursuant to that certain Limited Liability Company Agreement of the Company, dated March 13, 2024 (the “Initial LLC Agreement”), and owned all of the outstanding securities of the Company;
WHEREAS, in connection with entering into that certain Purchase and Sale Agreement, dated as of [●], 2024, by and among the Company, Co-Investor Member and Intel Member (the “Purchase Agreement”), Intel Member has agreed to grant the Company the right to cause and direct the operation of Fab 34 for the manufacture of wafers, for the benefit of the Company, during the Operational Term, by an operator selected by the Company pursuant to the Fab Availability Agreement;
WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the Parties enter into this Agreement, to be effective only upon, and contingent on the occurrence of, the Closing (as defined in the Purchase Agreement), at which time the Initial LLC Agreement will be superseded entirely by this Agreement;
WHEREAS, pursuant to the terms of the Purchase Agreement, Co-Investor Member has agreed to purchase from Intel Member, and Intel Member has agreed to sell to Co-Investor Member, forty-nine thousand (49,000) Units, on the terms and subject to the conditions set forth therein, such that, after giving effect to the Closing (as defined in the Purchase Agreement) and as of the date of this Agreement, Co-Investor Member owns forty-nine percent (49%) of the Units and Intel Member owns fifty-one percent (51%) of the Units; and

WHEREAS, the Members and the Company now desire to amend and restate the Initial LLC Agreement in its entirety as set forth herein to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company and certain other matters described herein.
NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Parties hereby agree as follows:
ARTICLE 1

MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

Section 1.1     Formation. The Company was formed by the filing of the Certificate with the Registrar. The Initial LLC Agreement is replaced and superseded in its entirety by this Agreement. The Parties hereby agree to continue a limited liability company formed pursuant to the provisions of the Act and in accordance with the terms and provisions of this Agreement.
Section 1.2    Name. The name of the Company is “Grange Newco LLC” or such other name or names as may be selected by the Board from time to time, and its business will be carried on in such name with such variations and changes as the Board deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.
Section 1.3    Registered Office. The registered office of the Company in the Cayman Islands shall be at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, or at such other place as may be designated by the Board from time to time.
Section 1.4    Principal Office. The Company shall have its principal place of business at 2200 Mission College Boulevard, Santa Clara, California, United States, 95054, or at such other place(s) as the Board may from time to time determine. The Board shall give the Members prompt notice of any change in the location of the Company’s principal place of business.
Section 1.5    Purpose. The Company is formed for the object and purpose of (i) engaging in any lawful business or activity and exercising all of the powers, rights and privileges which a limited liability company formed pursuant to the Act may have and exercise and (ii) engaging in any and all activities necessary or incidental to the foregoing.
Section 1.6    Term. The term of the Company commenced on the date that the Certificate was filed with the Registrar and shall continue until the Company is wound up and dissolved pursuant to the provisions of Section 11.4.
Section 1.7    Members. Schedule 1.7 sets forth, as of the date hereof, (a) a current list of Members with mailing addresses, (b) the total amount of Capital Contributions made by, or deemed to be made by, each Member, and (c) the number of Units held by each Member. A Member may make Additional Capital Contributions at any time with the written consent of the Board and in compliance with Section 1.12. To the extent that a Member makes any approved

Additional Capital Contribution to the Company, the Board shall revise Schedule 1.7 to reflect such Capital Contribution.
Section 1.8    Units. The interests of the Members in the Company are represented by one class of units referred to as the “Units”. Each Unit represents an ownership interest in the Company, is designated as a Unit of the Company and is entitled to the Distributions provided for in Article 2. Fractional Units are hereby expressly permitted. The Units shall be the only Equity Securities of the Company.
Section 1.9    Specific Limitations. No Member will have the right or power to: (a) withdraw or reduce its Capital Contribution except as provided by Applicable Law or in this Agreement, (b) make voluntary Capital Contributions, except as permitted by the Board in accordance with the terms of this Agreement and in compliance with Section 1.12, (c) contribute any property to the Company other than cash, except with the approval of the Board (and receipt of any Required Supermajority Approval), in which case, any such in-kind Capital Contributions shall be valued at Fair Value, (d) bring an action for partition against the Company or any Company assets, (e) except as set forth in Article 10 of this Agreement or as required by Applicable Law, cause the winding up and dissolution of the Company, (f) require that property other than cash be distributed upon any Distribution or (g) bind the Company acting as a single Member.
Section 1.10    Additional Units. Other than in accordance with Section 1.7, Section 1.12 and Section 4.4, but without limiting Article 8, the Board shall not issue any additional Units or any other equity interests in the Company. Promptly following the issuance of any additional Units, the Board shall cause the books and records and the register of Members of the Company to reflect the number of Units issued and the Members holding such Units. Upon the execution and delivery of this Agreement or a counterpart of this Agreement and any other documents or instruments required by the Board in connection therewith and compliance with the provisions of this Agreement, and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company and the Board shall amend Schedule 1.7 to reflect any such admittance, contribution and issuance. Notwithstanding anything to the contrary in this Agreement, in no event shall Intel Member own or otherwise be entitled to less than fifty-one percent (51%) of the outstanding Units at any time without Intel Member’s prior written consent.
Section 1.11    Capital Contributions.
(a)    Each Member’s Capital Contribution shall be made in accordance with this Section 1.11 and Section 1.7. No additional Units shall be issued in connection with any Capital Contribution made by a Member in respect of its Required Capital Contributions or Discretionary Capital Contributions (including any Additional Co-Investor Contributions).
(b)    Each Member shall fund any Capital Contribution in cash, except with the approval of the Board (and receipt of any Required Supermajority Approval), in which case, (i) any such in-kind Capital Contributions shall be valued at Fair Value and effected by a written assignment or such other documents as the Board shall direct to perfect the Company’s interest in such in-kind Capital Contributions, and (ii) Schedule 1.7 shall be updated to (A) delineate between cash and in-kind Capital Contributions, as applicable, and (B) reflect the Fair Value of any in-kind property contributed to the Company in accordance with Section 1.7.
Section 1.12    Additional Capital Contributions.
(a)    Generally. In addition to the initial Capital Contributions of each Member, each Member shall make additional Capital Contributions from time to time as set forth in a Capital Call made in accordance with this Section 1.12 (such Capital Contributions, “Additional Capital Contributions”). All Capital Contributions by any Member shall be funded in cash, except with the receipt of any Required Supermajority Approval by the Board and in accordance with Section 1.11(b).
(b)    Capital Calls. From time to time, the Board may issue capital calls (each, a “Capital Call”) to the Members in its discretion. Such Capital Calls shall consist of Required Capital Calls as provided in Section 1.12(c) and Discretionary Capital Calls as provided in Section 1.12(d). Upon the Board determining to issue a Capital Call for Additional Capital Contributions in accordance with this Section 1.12, the Board shall deliver to the Members a written notice (each, a “Capital Call Notice”) of the Company’s need for Additional Capital Contributions, which Capital Call Notice shall specify in reasonable detail:
(i)    the purpose for such Additional Capital Contributions, and whether such Additional Capital Contributions (or any portion thereof) constitute (1) a Required Capital Call and/or (2) a Discretionary Capital Call;
(ii)    the aggregate amount of such Additional Capital Contributions;
(iii)    each Member’s share of such aggregate amount of Additional Capital Contributions as determined in accordance with this Section 1.12; and
(iv)    the date, which shall not be less than ten (10) Business Days from the date that such Capital Call Notice is given, on which such Additional Capital Contributions shall be required to be made by the applicable Members.
(c)    Required Capital Contributions.
(i)    The Board shall issue Capital Calls to the Members requesting Members to make additional Capital Contributions (each, a “Required Capital Call”) solely to the extent that the Company does not have funds available therefor in the Operating Account. It is agreed that Required Capital Calls shall only be made with respect to the following amounts payable by the Company:
1.    with respect to each Fiscal Quarter, any Maintenance Capital Expenditures (as defined in the Operations and Maintenance Agreement) payable in accordance with the Operations and Maintenance Agreement, in an aggregate amount not to exceed twenty-

five million dollars ($25,000,000) per Fiscal Quarter, which aggregate amount shall be funded by Intel Member and Co-Investor Member based on each Member’s Pro Rata Share;
2.    with respect to each Fiscal Quarter, (x) the costs and expenses of employees of the Company and (y) the Quarterly Services Fee (as defined in the Administrative Services Agreement) shall be funded by Intel Member and Co-Investor Member based on each Member’s Pro Rata Share in accordance with the Administrative Services Agreement (it being understood that in no event shall any Required Capital Call for such costs, expenses and Quarterly Services Fee exceed two million dollars ($2,000,000) in the aggregate per Fiscal Quarter); and
3.    with respect to each Fiscal Year, (A) the Annual Services Fee (as defined in the Risk of Loss Agreement) shall be funded by Intel Member and Co-Investor Member based on each Member’s Pro Rata Share in installments on a quarterly basis during such Fiscal Year in accordance with the Risk of Loss Agreement (it being understood that in no event shall any Required Capital Call for such Annual Services Fee exceed thirty-eight million dollars ($38,000,000) per Fiscal Year), and (B) any additional amounts payable or reimbursable under the Risk of Loss Agreement (including any Loss Event Payments) shall be funded by Intel Member and Co-Investor Member based on each Member’s Pro Rata Share; provided, that, in the case of clause (B), the maximum amount requested pursuant to a Required Capital Call in respect of any individual Force Majeure Casualty Event shall not exceed two-hundred million dollars ($200,000,000).
(ii)    Each Member shall be obligated to fund its Pro Rata Share (such contributions, “Required Capital Contributions”) of each Required Capital Call set forth in a Capital Call Notice issued in accordance with Section 1.12(b) and this Section 1.12(c). Co-Investor Member’s and Intel Member’s commitments to fund all Required Capital Calls shall each be a “Capital Commitment.” Failure to fund a Required Capital Contribution shall not be a breach of this Agreement. The maximum amounts of Required Capital Calls set forth above (including, for the avoidance of doubt, clauses (1) through (3) of Section 1.12(c)(i)) shall be reduced ratably with respect to any partial period. By way of illustration, if the Effective Date occurs halfway through a Fiscal Quarter, the maximum Required Capital Call in respect of the Quarterly Services Fee shall not exceed one million dollars ($1,000,000) for such partial Fiscal Quarter.
(iii)    No additional Units (or other debt or equity securities) shall be issued in respect of any Required Capital Contributions, other than a Member Loan issued in accordance with Section 1.13 and utilization of the Line of Credit (which, for the avoidance of doubt, will not involve any issuance of additional Units or any other securities).
(iv)    The use of funds in the Operating Account to pay a Liability that would otherwise be subject to a Required Capital Call shall reduce the maximum amount of the applicable Required Capital Call set forth in this Section 1.12(c) that may be made in respect of such Liability. By way of illustration, if in a Fiscal Quarter there are thirty-five million dollars ($35,000,000) of Maintenance Capital Expenditure Liabilities payable by the Company and ten million dollars ($10,000,000) of such Maintenance Capital Expenditure Liabilities are paid with funds in the Operating Account, the maximum Required Capital Call in respect of the remaining Maintenance Capital Expenditure Liabilities for such Fiscal Quarter shall be fifteen million dollars ($15,000,000).
(d)    Discretionary Capital Calls.
(i) Any Capital Call that is not a Required Capital Call shall be a “Discretionary Capital Call”. Any Capital Call necessary to pay Company Net Liabilities in accordance with Section 1.11 shall be a Discretionary Capital Call. In the event that the Company has any Company Net Liabilities that are not otherwise paid using Extraordinary Receipts, or to the extent that the Board determines (which approval must include all of the Intel Managers) that any Additional Capital Contribution is necessary or advisable, the Board will issue (and Intel Member will cause the Intel Managers to approve) a Discretionary Capital Call for such Additional Capital Contribution; provided, that:
1.Co-Investor Member shall be entitled, but not required, to elect to fund up to its Pro Rata Share of any Discretionary Capital Call as a Discretionary Capital Contribution (any such amount funded by Co-Investor Member, an “Additional Co-Investor Contribution”), by delivering written notice to the Company of such election (including the amount of Additional Co-Investor Contribution to be funded) no later than ten (10) Business Days following Co-Investor Member’s receipt of the Capital Call Notice for such Discretionary Capital Call; provided, further, that, if Co-Investor Member does not deliver any such written notice in the timeframe allotted, then Co-Investor Member shall be deemed to have waived its rights to fund any portion of such Discretionary Capital Call; and
2. Intel Member shall be required to fund all of any such Discretionary Capital Call, other than any Additional Co-Investor Contributions that Co-Investor Member elected to fund. Any such amounts funded by Intel Member under this Section 1.12(d) shall be referred to as “Additional Intel Contributions” (together with any Additional Co-Investor Contributions, “Discretionary Capital Contributions”).
(ii)    No additional Units (or other debt or equity securities of the Company) and no Member Loan shall be issued in respect of any Discretionary Capital Contributions.
(iii)    In no event shall any Company Net Liabilities be paid for by the Company other than by using (x) Extraordinary Receipts (subject to any required approvals specified in Section 2.1(c)) or (y) Discretionary Capital Contributions.
(iv)    In no event shall amounts in respect of the Line of Credit be required to be paid with proceeds of Discretionary Capital Calls.
Section 1.13    Co-Investor Member Failure to Fund. If Co-Investor Member shall fail to timely fund (or, if earlier, as of the date that Co-Investor Member notifies the Company or Intel Member in writing that it will not fund) all or any portion of any Required Capital Contribution as required by a Required Capital Call issued in accordance with Section 1.12, then Intel Member shall be entitled, but not obligated, to, following written notice by Intel Member or the Company to Co-Investor Member notifying Co-Investor Member of its failure to fund all or any portion of such Required Capital Contribution (any such amount not paid, the “Unfunded Required Capital Contribution Amount”), and Co-Investor Member failing to cure such failure within thirty (30) days after receipt of such notice, enter into loan agreement(s) or note(s) with the Company in the form of Schedule 1.13 and on the terms set forth below (such loan agreements or note(s), collectively, “Member Loans”), for Intel Member to loan the Unfunded Required Capital Contribution Amount to the Company, and cause the Company to execute such Member Loan. The following shall apply to Member Loans:
(a)    each Member Loan shall earn interest on the outstanding principal amount thereof at a rate equal to the Agreed Rate from the date that such Required Capital Contribution was due in accordance with a Required Capital Call until the date that a Capital Contribution in respect thereof is made. The proceeds of each Member Loan shall be delivered to the Company by Intel Member in immediately available funds. A Member Loan shall be deemed to have been made on the date that all of the proceeds are received by the Company. Each Member Loan shall be non-recourse and be repayable by and collectible from the Company only as set forth in this Section 1.13. The maturity date of a Member Loan shall be ninety (90) days after such Member Loan is made and, if not repaid in full by such date, shall automatically renew for successive ninety-day (90) periods; and
(b)    in the event that a Member Loan has been made and any portion of the principal of, or interest on, such Member Loan remains unpaid, all Distributable Cash that would otherwise be paid to Co-Investor Member based on its Pro Rata Share of the Company shall (until such Member Loan and interest thereon shall have been repaid in full) first be reduced, no less frequently than quarterly, by the amount necessary to repay any outstanding Member Loan pursuant to this Section 1.13, until the payment in full of all principal, interest and other amounts due in respect of such Member Loan, and paid to Intel Member in respect of the Member Loan (but deemed distributed to Co-Investor Member). Such payments by the Company to Intel Member shall be applied first to the payment of interest on the Member Loans owed by the Company (with interest on the oldest Member Loans paid first) and then to the repayment of the principal amounts of such Member Loans (with principal on the oldest Member Loans paid first); and
(c)    if, prior to the full repayment of any Member Loan, Co-Investor Member makes an Additional Capital Contribution to the Company (other than pursuant to a Capital Call Notice) in an amount such that, after applying such amount to payment of Member Loans in the order set forth herein, Intel Member has received an amount from such Additional Capital Contribution that is equal to the unpaid principal balance of the portion of such Member Loan, together with all unpaid interest accrued on such Member Loan, then Co-Investor Member shall be deemed to have contributed the remaining principal amount of such Member Loan to the Company, with the entire principal amount of such Member Loan, together with all interest accrued thereon, being deemed to have been repaid in full. Distributions of Distributable Cash by the Company to Co-Investor Member shall be reinstated prospectively upon the full repayment of all Member Loans and interest thereon to Intel Member. In addition, at any time during the term of any Member Loan, the Company shall have the right to repay, in full, such Member Loan (including interest).
Section 1.14    Intellectual Property.
(a)    As among the Parties, Intel Member shall be and shall remain the sole and exclusive owner of all Intellectual Property or data conceived, made, originated provided, devised, developed, created, generated or first reduced to practice by or on behalf of the Company in connection with this Agreement, and for which ownership is not otherwise expressly addressed in the Main Project Agreements (“Created IP”). For clarity, Created IP excludes any of Co-Investor Member’s Confidential Information and includes rights in any data (other than Co-Investor Member’s Confidential Information) and any mask works, chip, module and other designs, bills of materials, information regarding equipment and materials used in connection with the Construction Annex or this Agreement, and information regarding the use thereof, techniques, processes, testing arrangements, ideas, inventions, works of authorship, drawings, formulae, algorithms, utilities, Production Tools, patterns, compilations, programs, devices, methods, improvements, developments or discoveries, whether or not patentable, copyrightable or entitled to legal protection as a trade secret or otherwise, as well as any other Intellectual Property, that may be conceived, made, originated, provided, devised, developed, created, generated or first reduced to practice by or on behalf of Intel Member, its Affiliates or any Subcontractor in connection with the Equipment (as defined in the Construction Annex) pursuant to the Construction Annex or this Agreement. To the extent any right, title or interest in or to any Created IP may vest with the Company, Co-Investor Member or any Member other than Intel Member, each of the Company, Co-Investor Member and such other Member hereby irrevocably transfers and assigns to Intel Member all right, title and interest, and all other incidents of ownership, in and to such Created IP. If the Company, Co-Investor Member or any Member other than Intel Member (or any of their Affiliates) retains any rights to such Created IP that cannot be assigned to Intel Member as a matter of Applicable Law, then the Company or such Member, as applicable, on behalf of itself and its Affiliates, hereby grants to Intel Member an exclusive, irrevocable, perpetual, paid-up, royalty-free, transferable, sublicensable (through multiple tiers), worldwide and unlimited license with respect to any such rights, for any and all purposes and through any and all means, now known or hereafter created or discovered, without restriction or obligation (including no obligation to account). In addition to the foregoing, for clarity, none of the Company, Co-Investor Member or any Member other than Intel Member (or their respective Representatives) shall have any right, title or interest in or to any Created IP, without limiting any license granted to the Company or Co-Investor Member under any other Main Project Agreement and without limiting Intel Member’s (or its Affiliate’s) contractual obligations pursuant to the Construction Annex, the Administrative Services Agreement, the Fab Availability Agreement, the Risk of Loss Agreement or the Operations and Maintenance Agreement.
(b)    Notwithstanding anything in this Agreement to the contrary (and without limiting the Members’ inspection rights regarding books of account and records under Section 6.3 of this Agreement or the Company’s rights under any Main Project Agreement, no right, title or interest in or to any Intellectual Property or data owned by, purported to be owned by, or licensed to Intel Parent, Intel Member or any of their respective Affiliates, including any Created IP (collectively, “Intel IP”), will be disclosed, provided, transferred or licensed to Company, Co-Investor Member, any Member other than Intel Member or any Subcontractor of Intel Member (whether directly, by implication, estoppel or otherwise) pursuant to this Agreement or any other Main Project Agreement, other than any Intellectual Property that may expressly be required to be disclosed, provided or licensed pursuant to any of the Main Project Agreements, and neither the Company nor any Member (other than Intel Member) is acquiring or receiving, and shall not acquire or receive, or otherwise have, any right, title or interest therein or thereto (it being acknowledged that any such Intellectual Property may be used by Intel Member (i) in its capacity as Operator under the Operations and Maintenance Agreement for Fab 34 as necessary for performance of the services thereunder or (ii) under the Construction Annex as necessary for performance of the Work hereunder). In addition to the foregoing, no Intel IP (nor any right, title or interest therein) may be encumbered by the Company or Co-Investor Member, and all Intel IP will in all circumstances, as among the Parties, remain the sole and exclusive property of Intel Member.
(c)    Notwithstanding anything in this Agreement to the contrary (other than, to the extent applicable, the limited rights granted under the Construction Annex), no license, immunity, release, interest, authorization or other right, title or interest in or to any Intellectual Property is granted or otherwise conveyed under this Agreement, whether directly, by implication, estoppel or otherwise, by or on behalf of Intel Member or any of its Affiliates, nor is any of the foregoing acquired by Company, Co-Investor Member or any other Member (other than Intel Member) under this Agreement. Nothing contained in this Agreement shall be construed as a warranty or representation by Intel Member (on behalf of itself or any of its Affiliates or Subcontractors) regarding Intellectual Property rights (including Intel IP), including as to the validity, enforceability, quality, scope, or sufficiency of any Intellectual Property, and all warranties and representations, express, implied or otherwise, with respect to such Intellectual Property are hereby disclaimed. As among the Parties, Intel Member shall have no obligation hereunder to prosecute, maintain, defend, enforce or otherwise assert any Intellectual Property, all of which will be controlled, as among the Parties, by Intel Member in its sole and absolute discretion.
(d)    Intel Member shall be responsible for obtaining any necessary rights and licenses of any third-party provider or any third-party technology that is reasonably necessary to perform the Work under the Construction Annex. Intel Member shall not be relieved from performing the Work under the Construction Annex due to Intel Member’s failure to obtain, license, or secure any such Intellectual Property, or any claim of infringement, misappropriation, or violation of Intellectual Property by a Third Party.
(e)    The Members acknowledge that Intellectual Property is valuable and unique, and that damages would be an inadequate remedy for breach of this Section 1.14 and the obligations of Co-Investor Member or any Member other than Intel Member under this Section 1.14 are specifically enforceable. Accordingly, Intel Member shall be entitled to seek equitable relief solely to cause Co-Investor Member or any Member other than Intel Member to take action, or refrain from taking action, pursuant to this Section 1.14. Any such relief shall be in addition to, and not in lieu of, monetary damages or other rights and remedies that may be available to Intel Member at law or in equity, subject to Section 3.1.
ARTICLE 2
DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS
Section 2.1    Separate Accounts; Distributions.
(a)    Operating Account.
(i)    At all times, the Company shall maintain an operating account (the “Operating Account”), separate from the Incentive Account and the Extraordinary Receipts Account. The Operating Account shall be funded with all cash and cash equivalents received by the Company (whether through revenue or other funds received by the Company), other than any proceeds from Economic Incentives and Extraordinary Receipts. Intel Member shall administer the Operating Account and payments therefrom, but, for the avoidance of doubt, the funds in the Operating Account may only be used for funding (i) amounts representing Pass Through Costs, (ii) Distributions pursuant to and in accordance with Section 2.1(f), (iii) amounts that would otherwise be subject to a Required Capital Call pursuant to and in accordance with Section 1.12(c), (iv) Co-Investor Liabilities at the direction of Co-Investor Member pursuant to and in accordance with Section 2.1(e) with cash that would otherwise be distributed to Co-Investor Member, (v) Indemnity Payment Contributions with cash that would otherwise be distributed to the Member who owes such Indemnity Payment Contribution, Tax Indemnification Payments with cash that would otherwise be distributed to the Member who owes such Tax Indemnification Payment, and payments of other Tax Liabilities of the Company, (vi) payments in respect of Member Loans pursuant to and in accordance with this Agreement with cash that would otherwise be distributed to Co-Investor Member, (vii) payments of principal and interest in respect of the Line of Credit from time to time (provided, that no payments of principal shall be made if the effect of such payment would be to cause the available amount of the Line of Credit to exceed two hundred twenty-five million dollars ($225,000,000)), and (viii) any costs and expenses of employees of the Company (it being understood that such costs and expenses of employees of the Company are Liabilities for which a Required Capital Call would be permitted to be made in accordance with Section 1.12(c) and are therefore subject to the last two sentences of this paragraph). For the avoidance of doubt, any Capital Contributions made in connection with a Margin Adjustment Event pursuant to Section 16.19 shall be deposited into the Operating Account. With respect to any Liabilities for which a Required Capital Call would be permitted to be made in accordance with Section 1.12(c) (e.g., Maintenance Capital Expenditures) but for the availability of funds in the Operating Account, the maximum amount of funds in the Operating Account that may be used to pay such Liabilities shall be the applicable maximum amount set forth in Section 1.12(c). By way of illustration, if in a Fiscal Quarter there are thirty-five million dollars ($35,000,000) of Maintenance Capital Expenditure Liabilities payable by the Company, the maximum amount of such Liabilities that may be paid with funds in the Operating Account is twenty-five million dollars ($25,000,000).

(ii)    Intel Member also hereby agrees to make advances to the Company from time to time to fund the Operating Account, not to exceed at any time the aggregate principal amount of three hundred million dollars ($300,000,000) (the “Line of Credit”), the proceeds of which shall be used to fund amounts hereunder required or permitted to be paid using funds in the Operating Account, and seventy-five million dollars ($75,000,000) of which shall be funded to the Operating Account at the Closing. Two hundred twenty-five million dollars ($225,000,000) of the Line of Credit shall be revolving. The Company’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note executed on the date of the Closing.
(iii)    All cash in the Operating Account will be managed by Intel Member and its Affiliates for the benefit of the Company.
(b)    Incentive Account. At all times, the Company shall maintain a segregated account (the “Incentive Account”), separate from the Operating Account and the Extraordinary Receipts Account. The Incentive Account shall be funded with any Economic Incentives (which shall be treated in accordance with Section 14.4) received by the Company in cash. Notwithstanding anything to the contrary herein, upon written notice of election at any time by Intel Member (subject to Applicable Law), the Company shall (i) distribute all or any portion of such amounts held in the Incentive Account (as directed by, and for the benefit of, Intel Member) to Intel Member in a special distribution (an “Incentive Distribution”), which, for clarity, such Incentive Distribution shall not be pro rata to all Members, or (ii) otherwise apply such amounts as directed by Intel Member, in each case, to the extent not prohibited by the terms of such Economic Incentives. Notwithstanding anything to the contrary herein, in no event shall any funds in the Incentive Account constitute Distributable Cash or Extraordinary Receipts or, to the extent permitted by Applicable Law, be otherwise available to satisfy Company obligations unless otherwise agreed to by Intel Member.
(c)    Extraordinary Receipts Account. At all times, the Company shall maintain a segregated account (the “Extraordinary Receipts Account”), separate from the Operating Account and the Incentive Account. The Extraordinary Receipts Account shall be funded with any cash or cash equivalents received by the Company, other than from (i) Economic Incentives (which shall be treated in accordance with Section 2.1(b)), (ii) the sale of wafers (and/or the receipt of payments in lieu thereof), (iii) liquidated damages (other than as described in the next sentence), and (iv) Discretionary Capital Contributions required by Section 16.19 (collectively, “Extraordinary Receipts”). For the avoidance of doubt, the proceeds of a Co-Investor Termination Election or a Replacement Termination Payment shall be an Extraordinary Receipt. Such Extraordinary Receipts shall be deposited into the Extraordinary Receipts Account and applied as directed by the Board, with no Required Supermajority Approvals applicable, except that (A) the proceeds of any Co-Investor Termination Election shall be distributed ratably in accordance with the Members’ Pro Rata Shares of the Company promptly after receipt by the Company thereof, and (B) the use of proceeds of any Replacement Termination Payment shall be subject to the unanimous consent of the Board. Capital Contributions shall be Extraordinary Receipts unless otherwise directed by the Board.

(d)    Transfer of Funds Among Company Accounts. Intel Member shall be permitted to transfer funds from one Company Account to another Company Account solely and only to the extent such funds were originally deposited into such Company Account as a result of error as determined in good faith by the Board.
(e)    Co-Investor Liability. In the event of any Co-Investor Liability, the Company shall promptly notify Co-Investor Member in writing of the amount of such Co-Investor Liability, including a reasonably detailed basis for asserting that a liability is a Co-Investor Liability and a reasonably detailed calculation of the amount thereof (a “Co-Investor Liability Notice”). If Co-Investor Member fails to dispute any such Co-Investor Liability within twenty (20) Business Days of receiving the Co-Investor Liability Notice, then the determination of the Co-Investor Liability shall be final and binding. If Co-Investor Member disputes any such Co-Investor Liability, it shall deliver a written notice of such dispute to the Company (each, a “Dispute Notice”), with Intel Member in copy, within twenty (20) Business Days of Co-Investor Member’s receipt of the Co-Investor Liability Notice, and the Company and Co-Investor Member shall cooperate in good faith to resolve any such dispute, including mutual agreement on the amount of such Co-Investor Liability, within ten (10) Business Days of the Company’s receipt of the Dispute Notice. If (i) Co-Investor Member does not deliver a Dispute Notice during the twenty (20) Business Day period following Co-Investor Member’s receipt of the Co-Investor Liability Notice or (ii) Co-Investor Member delivers as Dispute Notice during the twenty (20) Business Day period following Co-Investor Member’s receipt of the Co-Investor Liability Notice and such dispute is later finally resolved and settled, providing that Co-Investor Member owes to the Company such Co-Investor Liability (the occurrence of the event described in clause (i) or (ii), the “Co-Investor Liability Trigger”), Co-Investor Member shall promptly pay to the Company (which in no event shall be more than fifteen (15) Business Days after the occurrence of the Co-Investor Liability Trigger) an amount equal to the Co-Investor Liability, together with interest thereon at the rate of the Agreed Rate from the date that such Co-Investor Liability was due until the date that the full amount of such Co-Investor Liability (including any interest thereon) is paid. If Co-Investor Member fails to pay the Co-Investor Liability when due, then the amount of Distributable Cash (or such lesser amount equal to the Co-Investor Liability if the Co-Investor Liability is for a lesser amount) that would have otherwise been allocated and distributed to Co-Investor Member in accordance with Section 2.1(f) on each subsequent Quarterly Date) shall instead be retained by the Company in full satisfaction of such Co-Investor Liability; provided, that, if the Co-Investor Liability exceeds the amount of Distributable Cash to be retained in accordance with this Section 2.1(e), then Co-Investor Member shall continue to be liable to the Company for the unpaid portion of the Co-Investor Liability until such amounts are repaid in cash by Co-Investor Member or able to be satisfied in full with Distributable Cash. Any amounts actually or deemed to be contributed by Co-Investor Member pursuant to this Section 2.1(e) shall be “Co-Investor Liability Contributions.”
(f)    Quarterly Distributions. On each Quarterly Date following the first sale of wafers by the Company under the Offtake Agreement, the Company shall make a Distribution to the Members in an aggregate amount equal to all Distributable Cash (or such greater amount determined by the Board), (i) unless the Board determines such Distribution is expressly prohibited by Applicable Law upon advice of outside counsel (after good faith consultation with the Co-Investor and its outside counsel) and (ii) so long as, following the payment of such distribution, the sum of (x) cash that otherwise is Distributable Cash but for this clause (ii) remaining on deposit in the Operating Account and (y) availability under the Line of Credit, equals at least three hundred million dollars ($300,000,000). All such distributions of Distributable Cash shall be allocated among the Members based on their Pro Rata Share of the Company and, in each case, unless otherwise expressly set forth herein (including, for the avoidance of doubt, that at any time when any amount is owing under a Member Loan, there exists a payment obligation in respect of a Co-Investor Liability or there exists an unpaid Tax Indemnification Payment or Indemnity Payment Contribution obligation, all Distributable Cash that would otherwise be paid to the liable Member shall be reduced by the amount necessary (or otherwise available) to make the applicable payment (which the Company shall make on behalf of such Member), until the applicable amount and all interest thereon has been paid in full). For the avoidance of doubt, no distributions out of earnings and profits of the Company shall be paid until both the foregoing clauses (i) and (ii) are true and there is available Distributable Cash. As between payments in respect of Member Loans and payments in respect of the Line of Credit, payments in respect of the Line of Credit shall be paid first.
(g)    Intel Parent Guaranty. Intel Member shall, concurrently with the execution of this Agreement by the Parties, provide the Intel Parent Guaranty to the Company. Any amounts paid or contributed to the Company by Intel Parent in its capacity as guarantor or any other credit support provider shall be deposited into the same account into which such proceeds would have been deposited if the applicable primary obligor had made the applicable payment or contribution itself.
Section 2.2    No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Units if such Distribution would violate any Applicable Law.
Section 2.3    Withholding; Tax Indemnity.
(a)    All amounts withheld by the Company pursuant to any change in Applicable Law after the date hereof for non-U.S. Taxes and non-Irish Taxes with respect to any payment, distribution or allocation by the Company to a Member, or which the Company is otherwise obligated to pay to any non-U.S. and non-Irish Governmental Authority pursuant to any change in Applicable Law after the date hereof for non-U.S. Taxes or non-Irish Taxes because of the status of (or that is otherwise attributable to) a Member (including any interest, penalties and expenses associated with such payments), shall be treated as amounts distributed to such Member for all purposes of this Agreement.
(b)    The Company is authorized to withhold from any payments or distributions to Intel Member or Co-Investor Member, and in each case, to pay over to the appropriate non-U.S. and non-Irish Governmental Authority, any such amounts required to be so withheld. Each of Intel Member and Co-Investor Member further agrees to indemnify the Company in full for any such amounts paid pursuant to this Section 2.3, to the extent such amounts have not already been withheld from any payment or distribution to Intel Member or Co-Investor Member, and each of Intel Member and Co-Investor Member shall, promptly upon notification of an obligation to indemnify the Company pursuant to this Section 2.3, make a cash payment to the Company (or the Board may offset Distributions to which Intel Member or Co-Investor Member, as the case may be, is otherwise entitled under this Agreement) equal to the full amount to be indemnified (and the amount paid shall not be treated as a Capital Contribution), with interest to accrue on any portion of such cash payment not paid in full when requested, calculated at a rate equal to the Agreed Rate (any such amount, together with any interest thereon, a “Tax Indemnification Payment”). Any obligation to make contributions to indemnify the Company under this Section 2.3 shall survive the transfer, forfeiture or other disposition of the indemnifying interest in the Company and the winding up, termination, dissolution, and liquidation of the Company, and for purposes of this Section 2.3, the Company shall be treated as continuing in existence.
(c)    Any amounts withheld by the Company for Taxes pursuant to Applicable Law as of the date hereof, or for U.S. Taxes or Irish Taxes, with respect to any payment, distribution or allocation by the Company to a Member, or which the Company is otherwise obligated to pay to any U.S. or Irish Governmental Authority for U.S. Taxes or Irish Taxes (including any interest, penalties and expenses associated with such payments) of a Member, respectively, shall not be treated as amounts distributed to a Member for any purposes of this Agreement, and no Member shall have any indemnification obligation with respect to such Taxes.
(d)    Each of the Members shall (i) use commercially reasonable efforts to provide such forms and documentation it is able to provide without undue burden as may reasonably be requested by the Company in order to make any payment, distribution or allocation to a Member without any deduction or withholding of U.S. Taxes or Irish Taxes, or with such deduction or withholding at a reduced rate, and (ii) in the case of any Member, if there are any U.S. Taxes or Irish Taxes that would not have been deducted or withheld but for the failure for the Member to provide such forms or documentation pursuant to Section 2.3(c)(i), such amounts shall be treated as having been distributed to such Member for all purposes of this Agreement.
ARTICLE 3
STATUS, RIGHTS AND POWERS OF MEMBERS
Section 3.1    Return of Distributions of Capital. Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of Capital Contributions made or required to be made by such Member, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law or this Agreement, the amount of any Distributions wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise required by Law, upon an insolvency of the Company, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction determines in a final, non-appealable order that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member or any Board Member; provided, further, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Members had been named in the lawsuit against the Member in question (such as where a Distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the Distributions made to them based on each such Member’s Pro Rata Share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any Third Party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company pursuant to this Section 3.1 shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.
Section 3.2    No Management or Control. Except as expressly provided in this Agreement (including, for the avoidance of doubt, the Required Supermajority Approvals) or as delegated by the Board, no Member shall take part in or interfere in any manner with the management of the business and affairs of the Company.
Section 3.3    Voting. Except as otherwise expressly set forth in this Agreement (including Article 4 and Article 5 and Schedule 4.1 hereof) or as required by Applicable Law that cannot be waived, no matter or action will require the vote or approval of the Members. In the event any matter or action is required by Applicable Law to be submitted to a vote (or for the approval) of the Members and such Law cannot be waived, (a) the Units will vote together as a single class, (b) each Member shall be entitled to one (1) vote per Unit held by such Member, and (c) action by written consent in lieu of a meeting is expressly permitted if such written consent is provided to all Members in a reasonable amount of time (it being agreed that five (5) Business Days shall be deemed to be reasonable) prior to the execution thereof and is subsequently signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted.
ARTICLE 4

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE BOARD
Section 4.1    Board.
(a)    The business of the Company will be managed by a Board of Managers appointed and determined as provided in Schedule 4.1 attached hereto (the “Board”); provided, that, except as otherwise provided herein, no single member of the Board (in their capacity as such) may bind the Company, and the Board will have the power to act only collectively in accordance with the provisions and in the manner specified herein and in

Schedule 4.1. The Board will initially be comprised of the individuals set forth in Schedule 4.1. Thereafter, the individuals constituting the Board will be determined in accordance with the provisions of Schedule 4.1. Schedule 4.1 sets forth the procedures for the conduct of the affairs of the Board and decisions of the Board will be set forth in a resolution adopted in accordance with the procedures set forth in Schedule 4.1. Such decisions will be carried out by officers or agents of the Company designated by the Board in the resolution in question or in one or more standing resolutions or with the power and authority to do so under Article 5.
(b)    A decision of the Board may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Schedule 4.1 as then in effect; provided, however, that no such amendment, modification or repeal will affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal; provided, further, that no such amendment, modification or repeal will invalidate actions previously authorized by such original resolution with respect to any Person if such original resolution has been relied upon in good faith by such Person.
Section 4.2    Authority of the Board. Except as otherwise expressly provided in this Agreement, the Board will have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents of the Company appointed by the Board, will be the only Persons authorized to execute documents which will be binding on the Company. To the fullest extent permitted by Cayman Islands law, but subject to any specific provisions hereof granting rights to the Members, the Board will have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the Act, and the Members will have no power whatsoever with respect to the management of the business and affairs of the Company. The power and authority granted to the Board hereunder will include all those necessary, advisable or incidental for the accomplishment of the purposes of the Company and the exercise of the powers of the Company. Except as otherwise stated herein, any decision, action, approval, authorization, election or determination made by the Board in furtherance of the terms herein may be made by the Board in its sole discretion.
Section 4.3    Reliance by Third Parties. Any Person dealing with the Company or the Members may rely upon a certificate signed by any Intel Manager as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Board or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.
Section 4.4    Certain Approval Rights. The Company shall not take, and shall cause each of its Representatives or other Persons (including any Affiliates of the Company or Intel Member, to the extent expressly contemplated by the applicable action set forth on Exhibit C)

acting on its behalf not to take, any of the actions set forth on Exhibit C without the affirmative approval of the majority of the Board Members (whether acting at a meeting or through action by written consent), which majority shall include at least one (1) Co-Investor Manager (except as otherwise expressly set forth herein) (the “Required Supermajority Approval”). Any action taken that is not in compliance with this Section 4.4 and Exhibit C shall be null and void ab initio and of no force or effect.
Section 4.5    Certain Requirements of the Board; Operation of the Company.
(a)    Intel Member shall cause the Intel Managers to vote in favor of causing the Company to enforce the Transaction Documents. The Company shall be operated in material compliance with all Applicable Laws, and each Member shall act in its capacity as such in accordance with all Applicable Laws in all material respects.
(b)    The Company shall not, and shall cause its Subsidiaries (if any) and its and their respective Representatives (in each case, solely to the extent acting at the direction or in the name of the Company) not to, (i) maintain, form, sponsor, donate, provide financial support, or in any way contribute or provide money or anything of value to, any Person engaged in or otherwise involved in political activities, including any political action committee (including related charitable organizations) or political candidate, any state, district, local or national party or party committee or (ii) donate or otherwise provide financial support to any political or charitable organization.
SECTION 5
DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS
Section 5.1    Officers and Agents. Intel Member may appoint the officers of the Company, which may consist of such officers as it deems appropriate, including, as Intel Member may elect, a president, a secretary and a treasurer and one or more vice-presidents and one or more assistant secretaries and assistant treasurers and such other officers as it deems appropriate, and/or agents of the Company to such positions and with such titles, if any, as such Intel Member deems appropriate, or may determine that no such officers or agents of the Company will be appointed, and may delegate to such officers or agents (if so appointed) such powers as are granted to the Board hereunder, including (as applicable) the power to run the day-to-day business of the Company, to execute documents on behalf of the Company and to cause the Company to perform and/or make elections under any agreement of the Company, in each case, as Intel Member may reasonably determine; provided, that no such delegation by Intel Member shall be permitted if it shall impair or limit the application of any consent right held by Co-Investor Member or any Co-Investor Manager set forth in this Agreement, including any such delegation that will result in the Company taking any of the actions set forth in Section 4.4 or Exhibit C without the written consent of all Persons having approval rights pursuant thereto and in breach of Section 4.4 or Exhibit C, as the case may be. Any number of offices may be held by the same person. Such officers or agents of the Company, if so appointed, shall not be compensated by the Company. Other than to the extent determined by Intel Member, the

Company shall not hire any employees; provided, that, if any such employees are hired, Intel Member and its Affiliates may, in their sole and absolute discretion, direct such employees to perform reporting and other administrative obligations for Intel Member and its Affiliates, as applicable, under the Transaction Documents.
Section 5.2    Tenure. Each officer of the Company shall hold office until his or her respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his or her election or appointment, or in each case, until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent of the Company shall retain his or her authority at the pleasure of Intel Member, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.
Section 5.3    Vacancies. If the office of any officer of the Company becomes vacant, Intel Member may choose a successor. Each such successor shall hold office for the unexpired term, and until his or her successor is chosen and qualified or in each case, until he or she sooner dies, resigns, is removed or becomes disqualified.
Section 5.4    Resignation and Removal. Intel Member may at any time remove any officer and/or agent of the Company with or without cause. Any officer may resign at any time by delivering his or her resignation in writing to the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.
Section 5.5    President. The president, if any, shall be the chief executive officer of the Company, shall preside at all meetings of the Board unless a Chair of the Board has been appointed and determined as provided in Schedule 4.1 attached hereto and is present, and shall see that all orders and resolutions of the Board are carried into effect.
Section 5.6    Vice-Presidents. In the absence of the president or in the event of the president’s inability or refusal to act, the vice-president, if any (or in the event there be more than one vice-president, the vice-presidents in the order designated by Intel Member, or in the absence of any designation, then in the order of their appointment), shall perform the duties of the president and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-president shall perform such other duties and have such other powers as Intel Member or the president, if any, may from time to time prescribe.
Section 5.7    Secretary. The secretary, if any, shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for any standing committees when required. The secretary shall give, or cause to be given, notice of all special meetings of the Board, and shall perform such other duties as may be prescribed by Intel Member or the president, if any, under whose supervision the secretary shall be. The secretary shall have custody of the corporate seal of the Company (if any) and the secretary, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the secretary’s signature or by the signature of such assistant secretary. Intel Member may give general authority to any other officer to affix the corporate seal of the Company (if any) and to attest the affixing by the secretary’s signature.
Section 5.8    Assistant Secretaries. The assistant secretaries, if any, shall assist the secretary with the secretary’s duties and shall, in the absence of the secretary or in the event of the secretary’s inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as Intel Member may from time to time prescribe.
Section 5.9    Treasurer. The treasurer, if any, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the president and the Board, at its regular meetings, or when the Board so requires, an account of all the treasurer’s transactions as treasurer and of the financial condition of the Company. If required by the Board, the treasurer shall give the Company a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the treasurer’s office and for the restoration to the Company, in case of the treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the treasurer’s possession or under the treasurer’s control belonging to the Company.
Section 5.10    Assistant Treasurers. The assistant treasurers, if any, shall assist the treasurer in the treasurer’s duties and shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as Intel Member may from time to time prescribe.
ARTICLE 6
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 6.1    Books and Records. The Company shall maintain at its principal office, or such other office as the Board shall determine, such books and records with respect to the Company’s business as the Board deems appropriate.
Section 6.2    Main Project Agreements Reports and Notices. From and after the Effective Date, the Company will reasonably promptly, and in no event later than five (5) Business Days after receipt by the Company thereof, deliver to the Members: (a) each material notice received by the Company under the Main Project Agreements, (b) the Construction Reports, Quarterly Operating Reports, Annual Operating Budgets, and any incident reports or remedial plans provided by the Operator following an Operational Failure and/or (c) reports or other deliverables provided to the Company pursuant to clause (l) of Exhibit B to the Administrative Services Agreement, as applicable. The Members acknowledge that the

Company’s receipt of certain quarterly reports and other reports will commence following the first full Fiscal Quarter after the Effective Date.
Section 6.3    Inspection.
(a)    Except as expressly provided in Section 6.4 or Section 6.5, the Company and each of the Members acknowledge that Intel Member shall not be obligated to grant to any other Member, the Company or any of the Company’s or the other Members’ respective Representatives, and no other Member, the Company or any of such Representatives shall have, the right to (1) access to visit or inspect the Site, Fab 34 or Intel Member’s or its Affiliates’ properties (as applicable) or (2) examine Intel Member’s or its Affiliates’ books of account and records; provided, however, that in each case, Intel Member may grant any such access in its sole discretion; provided, further, that, in each case, an independent engineer approved by Intel Member (in its reasonable discretion and in good faith consultation with Co-Investor Member) shall be provided access by Intel Member to Fab 34, in a manner and to the extent determined by Intel Member in its reasonable discretion, but shall be subject to Intel Parent’s policies and procedures (it being understood that such independent engineer shall not have access to Restricted Access Areas or any other proprietary equipment, production areas or procedures as determined by Intel Member in its reasonable discretion), for the purpose of (A) providing a closing date report, (B) if the Company or Co-Investor Member so requests, reviewing and certifying any incident reports or remedial plans provided by the Operator following an Operational Failure, (C) conducting a desktop review confirming the content of the quarterly Construction Reports that will be prepared by Intel Member (or its Affiliate responsible for the construction of Fab 34) and provided to the Company in accordance with the Construction Annex, including with respect to the status of the construction schedule and (D) evaluating a Major Casualty Event (as defined in the Risk of Loss Agreement) in the event of a dispute by the Company under the Risk of Loss Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, (i) auditors and accountants of the Company shall not be obligated to make any work papers available to a Member unless and until such Member has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants and the provision of such information is not prohibited by Applicable Law or regulation or pursuant to any agreement with or obligation to a Governmental Authority, and (ii) in no circumstance shall Intel Member be obligated to provide, or the Company, any other Member or the Company’s or any other Member’s Representatives have the right to, access to any Restricted Access Areas or any information (including information provided pursuant to Section 6.2): (A) to the extent prohibited by Applicable Law or regulation or pursuant to any agreement with or obligation to a Governmental Authority, and (B) that Intel Member reasonably considers in good faith to be a trade secret or similarly competitively sensitive confidential information to Intel Member and its Affiliates or the disclosure of which, on the advice of counsel, would adversely affect the attorney-client privilege between Intel Member or the Company and its counsel; provided, that, in the case of the foregoing clause (ii)(B), Intel Member shall use commercially reasonable efforts to take measures to provide the material portions of such information to the extent such information is otherwise required or desired by Intel Member to be provided to another Member pursuant to the terms and conditions in this Agreement.
Section 6.4    Confidentiality.
(a)    No Party (each, a “Receiving Party”) shall, for any purpose other than performing its obligations under this Agreement, use, divulge, disclose, produce, publish or permit access to, without the prior written consent of any other Party (the “Disclosing Party”), any commercially sensitive, non-public, confidential or proprietary information of the Disclosing Party (“Confidential Information”). Confidential Information includes this Agreement, all information or materials prepared in connection with each Party’s obligations hereunder or delivered pursuant hereto, including the Work performed under the Construction Annex, designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets, in each case, where such information or material is clearly marked as “confidential,” “proprietary” or the like at the time of disclosure or after disclosure, or, if first disclosed in non-tangible form, is orally identified as confidential or proprietary at the time of disclosure or confirmed as such in writing after disclosure, or where, under the circumstances, such information or material is reasonably considered or should reasonably have been known to be confidential information of the Disclosing Party. Each Receiving Party may grant access to such documentation and information to its respective employees and authorized contractors, Subcontractors and agents whose access is necessary to fulfill the terms of this Agreement, including the Construction Annex. Confidential Information does not include any information (i) known to a Receiving Party prior to obtaining the same from the Disclosing Party, (ii) that is or becomes generally available to public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Section 6.4, (iii) of which such Person (or its Affiliates) learns from sources other than the Disclosing Party or its Affiliates or their representatives or predecessors; provided, that such source is not known (after reasonable inquiry undertaken in good faith) to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information, or (iv) that is disclosed in a prospectus or other documents available for dissemination to the public by express prior written consent of an authorized officer of the Disclosing Party. Each Receiving Party shall use the higher of the standard of care that such Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such Confidential Information.
(b)    Notwithstanding anything herein to the contrary, each Receiving Party and its Affiliates and its and their respective managers, officers, shareholders, partners, employees, agents and members shall be permitted to disclose such Confidential Information without the prior written consent of the Disclosing Party (i) to those of such Receiving Party’s Affiliates, and its and their respective agents (including, for the avoidance of doubt, investment, compliance and other personnel of Apollo Global Management, Inc. who are responsible for administering (or otherwise have a need to know about) Co-Investor Member’s investment in the Company) (“Apollo Personnel”), representatives and employees who (x) need access to such Confidential Information to directly support such Receiving Party’s obligations under this Agreement, including the Construction Annex and (y) are subject to confidentiality obligations at least as restrictive as the obligations set forth herein, (ii) to such Receiving Party’s existing or prospective direct or indirect limited partners and equity holders so long as they are subject to confidentiality restrictions at least as restrictive as those set forth herein (and provided that, in the case of Co-Investor Member, the allowance of this clause (ii) shall be limited to financial information provided pursuant to Section 6.5(a)-(b) and, only as determined by Intel Member not to be commercially sensitive (and marked as not commercially sensitive by Intel Member), Section 6.5(c)(i) (collectively, “Financial Information”)), (iii) to the extent required to be disclosed by order of a court of competent jurisdiction or other Governmental Authority, or by any stock exchange where the shares of any Person are listed, or by any Applicable Law, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, (iv) as required in connection with any government or regulatory filings, including filings with any regulating authorities covering the relevant financial markets, (v) to the extent necessary for the enforcement of any right of such Receiving Party arising under this Agreement, including the Construction Annex, (vi) to its attorneys, accountants, rating agencies, financial advisors or other agents, in each case, bound by the same or similar confidentiality obligations, (vii) to banks, insurers, investors and other equity or debt financing sources and their advisors, in each case, if the Person receiving the Confidential Information is bound by the same or similar confidentiality obligations (and provided that, in the case of Co-Investor Member, the allowance of this clause (vii) shall be limited to Financial Information), (viii) in connection with an actual or prospective merger or acquisition or similar transaction where the Person receiving the Confidential Information is bound by the same or similar confidentiality obligations, (ix) to the extent required to be disclosed on any Tax return or in connection with any audit or other proceeding relating to Taxes or to the U.S. Department of the Treasury or the Internal Revenue Service (or any relevant state or local Taxing authority) in connection with Tax incentives, exemptions, deductions, abatements, exclusions or other benefits, and (x) to insurance agents to the extent necessary to perform its obligations under this Agreement, including the Construction Annex; provided, however, that each of Co-Investor Member and the Company agrees that it will not disclose any Confidential Information of Intel Member to any Person that is an Intel Competitor or an Affiliate thereof (it being understood and agreed that in no event shall providing Confidential Information to Apollo Personnel in and of itself be deemed to be providing such information to an Intel Competitor); provided, further, however, that the foregoing shall not restrict disclosures to the service personnel of any original equipment manufacturer servicing such equipment installed in Fab 34 under the Construction Annex.
(c)    If a Receiving Party believes that it will be compelled to disclose Confidential Information of the Disclosing Party pursuant to any of sub-clauses (i) through (x) in Section 6.4(b), it shall give the Disclosing Party prompt written Notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure. Except for disclosures pursuant to sub-clauses (i), (ii), (iii) and (vii) of Section 6.4(b), a Receiving Party shall advise each Person to whom it provides the Disclosing Party’s Confidential Information of the

confidentiality obligations in this Agreement, and a Receiving Party shall be liable to the Disclosing Party for any breach of such confidentiality obligations by any such Person to whom such Receiving Party has provided the Disclosing Party’s Confidential Information.
(d)    The Parties shall cause the confidentiality provisions of this Section 6.4 to remain in full force and effect with respect to any Confidential Information until the date that is five (5) years after the date of the termination of this Agreement.
(e)    Except as is necessary for each Party’s obligations hereunder, including to perform the Work under the Construction Annex, at any time upon the request of the Disclosing Party, each Receiving Party shall promptly deliver to the Disclosing Party or destroy, if so directed by the Disclosing Party (with such destruction to be certified by such Receiving Party), all documents (and all copies thereof, however stored) furnished to or prepared by such Receiving Party to the extent that they contain Confidential Information of the Disclosing Party and all other documents in such Receiving Party’s possession to the extent that they contain such Confidential Information (other than any Physical Deliverables (as defined in the Construction Annex)) delivered to Co-Investor Member by Intel Member as part of its performance of the Work under the Construction Annex, as contemplated by Section 5.3.3 of the Construction Annex); provided, that, such Receiving Party may retain copies of such Confidential Information solely for the purpose of complying with Applicable Law or professional standards or its audit and document retention policies so long as all such retained Confidential Information is held subject to the terms and conditions of this Section 6.4; provided, further, that, with respect to Confidential Information that constitutes a trade secret, obligations under this Section 6.4 shall survive for so long as such information remains a trade secret.
(f)    The Parties acknowledge that the Confidential Information is valuable and unique, and that damages would be an inadequate remedy for breach of this Section 6.4 and that the obligations of each Party under this Section 6.4 are specifically enforceable. Accordingly, the Parties agree that a breach or threatened breach of this Section 6.4 by any Party shall entitle the other Parties to seek a decree compelling specific performance or granting injunctive relief with respect thereto, and shall be entitled, without the necessity of filing any bond, to enjoin any actual breach of this Section 6.4. Any such relief shall be in addition to, and not in lieu of, monetary damages or other rights and remedies that may be available to such Party at law or in equity, unless expressly prohibited or otherwise restricted by Article 17 of the Construction Annex or any other provision of this Agreement.
(g)    The Co-Investor Member and its Affiliates (including Apollo Global Securities, LLC) shall have the right to disclose its participation in the transactions contemplated by the Transaction Documents by listing Intel Parent’s name and logo on its website and in its marketing materials, in each case, subject to Intel Member’s review and consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.5    Information Rights. From and after the end of the first full Fiscal Quarter following the Effective Date, the Company shall furnish to each Member concurrently:

(a)    No later than one hundred and eighty (180) calendar days after the end of each Fiscal Year of the Company, the consolidated balance sheet of the Company as at the end of such Fiscal Year and the consolidated statements of income, cash flows and changes in the Members’ equity of the Company for such Fiscal Year, setting forth, in each case, in comparative form the figures for the immediately preceding Fiscal Year and, in each case, which shall not be required to include footnotes, accompanied by an audit report of independent certified public accountants of recognized national standing thereon, which accountants shall be selected by the Board;
(b)    No later than forty-five (45) calendar days after the end of each Fiscal Quarter of the Company for the first three (3) Fiscal Quarters of a Fiscal Year (commencing with the first full Fiscal Quarter following the Effective Date), the consolidated balance sheet of the Company as at the end of such Fiscal Quarter and the consolidated statements of income, cash flows and changes in the Members’ equity of the Company for the portion of the Fiscal Year then ended, setting forth in the case of the consolidated statements of income, cash flows and changes in the Members’ equity in comparative form the figures for the corresponding period of the previous Fiscal Year, and, in the case of such balance sheet in comparative form the figures for the last day of the previous Fiscal Year, and in each case, which shall not be required to include footnotes and shall not be required to be reviewed by the accountants;
(c)    (i) Upon a Member’s reasonable request and at such Member’s sole cost and expense, such additional financial information as shall be required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (A) the Securities Act and the Exchange Act, (B) any national securities exchange or automated quotation system, or (C) any other rules or regulations promulgated by a Governmental Authority with jurisdiction over such Member or its Affiliates and (ii) any reports expressly required to be delivered to the Company pursuant to any of the Main Project Agreements; provided, that, for the avoidance of doubt, the foregoing obligations shall not require the Company to disclose Intel IP to any such Member; provided, further, that in no event shall Intel Member or any of its Affiliates be required to provide any such requested information that is not readily available in scope or form at the time of such request; and
(d)    Upon a Member’s reasonable request and at such Member’s sole cost and expense, information necessary to enable each Member (or its direct or indirect owners) to (i) prepare its U.S. federal, state or local income or non-U.S. Tax returns, (ii) make any Tax elections with respect to its direct or indirect investment in the Company and its Subsidiaries (if any), or (iii) make any other determinations with respect to Taxes with respect to its direct or indirect investment in the Company and its Subsidiaries (if any); provided, that, for the avoidance of doubt, in no event shall any such information related to Tax matters provided pursuant to this Section 6.5(d) constitute Financial Information.
Section 6.6    Financing Support.
(a)    Subject to the Transfer restrictions set forth in Article 8 and other express limitations regarding the sharing of sensitive information (including a customary non-disclosure and no trading agreement with respect to clause (y) below) agreed upon by the

Members as set forth in this Agreement, the Company shall, and shall use its commercially reasonable efforts to cause its Affiliates and its and their respective Representatives (solely to the extent such Representatives have significant, direct involvement in the operation of the Company) to, use commercially reasonable efforts to provide customary support reasonably requested by any Member, at such requesting Member’s sole expense, in connection with the arrangement, syndication, marketing and consummation of any financing (and any refinancing thereof) incurred by such Member (or its Affiliate) or a proposed Transferee (eligible for such Transfer under the terms hereof) in connection with its investment into the Company, limited to, (x) providing customary information about the Company reasonably required to be included in customary materials for rating agency presentations, bank information memoranda, private placement memoranda, offering memoranda and similar customary marketing documents reasonably required in connection with such financing or refinancing (it being understood that such Member or proposed Transferee shall, no later than two (2) calendar days prior to such materials being shared with any external parties, provide the foregoing marketing documents to Intel Member and the Company for their review and approval, and that such marketing documents shall provide that any such financing or refinancing is non-recourse to the Company, Intel Member and Intel Member’s Affiliates), and (y) cooperating reasonably with the due diligence requirements of the lenders or purchasers of such financing or refinancing, to the extent customary and reasonable, including, for the avoidance of doubt, cooperation with such lenders’ or purchasers’ insurance consultants in connection with customary review and reporting on insurance matters relevant to the Company (including the insurance certificates that the Company is entitled to request under Section 2.6.3 of the Risk of Loss Agreement), but, in each case of clauses (x) and (y), subject to exceptions customary for such financings; provided, that (i) the Company and its Representatives shall not be obligated to provide information determined by Intel Member to be sensitive to the Intel Group, (ii) any such information shall be subject to the Transfer restrictions set forth in Article 8 and other express limitations regarding the sharing of sensitive information agreed upon by the Members as set forth in this Agreement and shall not exceed updates to materials already provided to the Co-Investor in connection with its original fundraising, (iii) the Company and its Representatives shall not be required to participate in any meeting, presentation, road show, due diligence session or session with any rating agency in connection with any such financing (or refinancing), (iv) the Company and its Representatives shall not be required to prepare or provide any financial statements beyond the quarterly and year-end financial statements of the Company otherwise required to be delivered to Co-Investor Member pursuant to Section 6.5(a) and Section 6.5(b), (v) the Company and its Representatives shall not be required to prepare or provide any information not readily available or accessible to the Company or that cannot reasonably be prepared by the Company without undue effort or expense, (vi) the Company and its Representatives shall not be obligated to provide any such cooperation, to the extent such cooperation would cause the breach of any contract to which the Company or Intel Member or any of their respective Subsidiaries or other Affiliates is a party or any violation of Applicable Law or that would unreasonably interfere with the ongoing operations of the Company or Intel Member or any of their respective Subsidiaries or other Affiliates (provided, that, the Company and its Representatives will use commercially reasonable efforts to provide such cooperation without causing any such violation), and (vii) in respect of any financing or refinancing for which Co-Investor Member requests financing support under this Section 6.6, Co-Investor Member (or proposed Transferee of Co-Investor Member) shall provide prior written notice to the Company not less than forty-five (45) days prior to the launch of such financing or refinancing; provided, further, that (x) Co-Investor Member shall not, and shall cause its Affiliates not to, seek to obtain or receive or consummate any financing or refinancing in connection with Co-Investor Member’s investment in the Company from the prohibited financing sources listed on Schedule 6.6 attached hereto, as such Schedule 6.6 may be updated from time to time by Intel Member upon the prior written consent of Co-Investor Member; (y) Co-Investor Member shall not, and shall cause its Affiliates not to, seek to obtain or receive or consummate any financing or refinancing in connection with Co-Investor Member’s investment in the Company without providing at least seventy-five (75) days’ prior written notice to Intel Member and Intel Member not objecting to such financing or refinancing efforts within ten (10) days after receipt of such notice; provided, that, Intel Member shall not object unless it reasonably determines that such financing or refinancing efforts will interfere with the financing efforts of Intel Member or its Affiliates during such seventy-five-day (75) period; and (z) any requests by Co-Investor Member or Co-Investor Member’s Affiliates or Representatives for such support shall be made through the Intel Managers or Persons designated by the Intel Managers to receive such requests.
(b)    Except for fees paid to Co-Investor Member or any of its Affiliates in connection with the Arranger Fee under the Arrangement Fee Agreement, in no event shall Intel Member, the Company or any of their respective Affiliates be required to (i) pay any commitment or other fee in connection with any financing (or any refinancing thereof) incurred by a Member or a proposed Transferee (eligible for such Transfer under the terms hereof) of any Transferor in connection with its investment into the Company or (ii) incur any liability (including due to any act or omission by the Co-Investor or the Company or any of their respective Affiliates or Representatives) or expense in connection with providing any such financing cooperation or as a result of any information provided by the Co-Investor, the Company or any of their respective Affiliates or their respective Representatives in connection therewith, which, in each case described in this clause (ii), is not reimbursed or indemnified by Co-Investor Member pursuant to this Section 6.6. Co-Investor Member shall (A) promptly reimburse Intel Member, upon request by Intel Member, for all reasonable and documented costs and expenses (including documented costs and expenses for compensation of applicable employees and agents and related administration) incurred by the Company, Intel Member or any of their respective Affiliates or Representatives in connection with the cooperation contemplated by this Section 6.6 and (B) indemnify and hold harmless the Company, Intel Member and their respective Affiliates and their respective Representatives from and against any and all claims, liabilities, Taxes, damages, losses, costs and expenses suffered or incurred by them in connection with the arrangement of any such debt financing (or refinancing) and the provision of any information utilized in connection therewith and any financing cooperation provided pursuant to this Section 6.6, except, in each case, insofar as such claims, liabilities, Taxes, damages, losses, costs and expenses arose out of or resulted from Fraud of willful misconduct of the Company, Intel Member or any of their respective Affiliates or Representatives.
(c)    For a period of forty-five (45) calendar days following the issuance by Intel Member or any Affiliate of Intel Member of a press release announcing quarterly or annual earnings (the “Window Period”), Co-Investor Member shall not, and shall cause its Affiliates not to, announce, market, syndicate, place or consummate any financing or refinancing, or seek to do any of the foregoing, in connection with Co-Investor Member’s investment in the Company, without the prior consent of Intel Member. In the event that at least fifteen (15) calendar days prior to the date of such earnings release, Co-Investor Member requests to announce and commence a marketing or syndication process with respect to such a financing or refinancing that would be continuing during the Window Period or that would be placed or consummated during the Window Period, in each case, as notified to Intel Member by Co-Investor Member prior to the date of such earnings release, Co-Investor Member may only proceed with the consent of Intel Member.
ARTICLE 7
TAX MATTERS
Section 7.1    Tax Elections. Except as provided in Section 4.4, Section 13.7 and this Section 7.1, Intel Member shall, in its sole discretion, determine whether to make, change or revoke any available election or decision relating to Company Tax matters; provided, that, (a) without limiting Section 4.4, Section 13.7 or this Section 7.1, Intel Member shall consult with Co-Investor Member prior to making any such election and consider any reasonable comments of Co-Investor Member in good faith, (b) Intel Member shall cause the Irish branch of the Company to be included as a member of the applicable VAT group within Intel Group that includes Intel Member for all applicable Tax periods, and (c) if and to the extent it has not already done so, Intel Member shall file on behalf of the Company, or cause the Company to file, an election on IRS Form 8832 to treat the Company as an entity disregarded as separate from Intel Ireland Holdings B.V., the Company’s regarded owner for U.S. federal income tax purposes. Each Member will, upon reasonable request by Intel Member, supply any information necessary to give proper effect to the foregoing.
ARTICLE 8
TRANSFER OF INTERESTS
Section 8.1    Restricted Transfer.
(a)    No Member shall Transfer or permit the Transfer of any Units, except (i) Transfers to a Permitted Transferee in compliance with this Article 8; (ii) pursuant to the Intel Call Right as set forth in Article 10, and (iii) with the prior written consent of Intel Member and Co-Investor Member. Any attempted Transfer not in compliance with the terms of this Article 8 will be null and void, and the Company will not in any way give effect to any such Transfer. Further, any Transfer in violation of this Section 8.1 shall result in a suspension of all information rights, voting rights (including with respect to Required Supermajority Approvals, in which case, the consent of any removed Board Members appointed by such Member shall be deemed to have been provided) and distribution rights of the breaching Member, and all Board Members appointed by such Member shall be deemed immediately removed upon the occurrence of such breach, in each case, until the earlier of the time at which (x) such Transfer is rescinded or (y) the Units subject to such impermissible Transfer are Transferred to a Person permitted by this Agreement.
(b)    Any Member who assigns any Units in the Company (any such Member, an “Assignor”) in accordance with this Article 8 or Article 9 will cease to be a Member of the Company with respect to such Units or other interest in the Company represented by such assigned Units and will no longer have any rights or privileges of a Member with respect to such assigned Units or such portion of its interest represented by such assigned Units (but will still be bound by this Agreement in accordance with this Article 8, subject to Section 8.5), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the transferee is admitted as a Member in accordance with Section 8.3.
(c)    Subject to the terms of this Article 8, any Person who acquires in any manner whatsoever any Unit (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any Transferor of such Unit of such Person was subject to or by which such Transferor was bound.
Section 8.2    Permitted Transfers. The following Members, as applicable, will be entitled to Transfer such Member’s Units to a Person (a “Permitted Transferee”) in accordance with the following and subject to the other provisions of this Article 8:
(a)    Intel Member Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement, Intel Member shall be entitled to Transfer, in each case, all or any portion of its Units:
(i) at any time, to Intel Parent;
(ii) at any time, to an Affiliate of Intel Parent, so long as Intel Parent remains liable for the obligations and liabilities of such Affiliate under this Agreement pursuant to the Intel Parent Guaranty or the Intel Parent Guaranty is replaced in accordance with its terms; or
    (iii) at any time, to a successor to all or substantially all of Intel Parent’s and its Affiliates’ foundry services business or assets, so long as such successor (or the Person guaranteeing such successor’s obligations) is a Person who satisfies the Creditworthiness Requirements and is otherwise reasonably acceptable to Co-Investor Member.
(b)    Co-Investor Member Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement (including Section 8.4), Co-Investor Member shall be entitled to Transfer its Units:

(i) at any time, indirectly, to any (x) Affiliate of Co-Investor Member or (y) unaffiliated Third Party financing source or security agent, in each case, that both (A) is not an Intel Competitor or Affiliate thereof and (B) does not have direct participation or governance rights in, or recourse to, the Company; provided, that in no event shall Apollo Global Management, Inc. cease to retain Control of a majority of the issued Units not owned by Intel Member at all times prior to the Lock-Up Date pursuant to this clause (i);
(ii) following the date that is the earlier of (w) 2,737 days after the OMA Commencement Date, (x) the termination of the Construction Annex, or (y) the occurrence of a Co-Investor Termination Election (such date, the “Lock-Up Date”), Co-Investor Member may Transfer all (but not less than all) of its Units to a Co-Investor Qualified Transferee, subject to Intel Member’s right of first offer (the “ROFO”) pursuant to Article 9; provided, that, (i) Co-Investor Member shall not be in default under its obligations to pay any Deferred Payment under the Purchase Agreement (or in the process of disputing any distribution from the Escrow Account of all or any portion of any such Deferred Payment) or to make (or otherwise have satisfied) any Required Capital Contribution, (ii) there shall be no Member Loans outstanding following the consummation of any Transfer transaction, and (iii) Co-Investor Member shall have funded (or otherwise have satisfied) all amounts with respect to any such Deferred Payment or Required Capital Call; provided, further, that any transfer of Units must be of all Units not owned by Intel Member; or
(iii) at any time, indirectly to the collateral or security agent, trustee or other agent of any secured parties providing financing to Co-Investor Member or any Affiliate thereof; provided, that (A) such agent transferee is not an Intel Competitor or Affiliate thereof, (B) any Transfer of Units must be of all (and not less than all) Units not owned by Intel Member, and (C) any subsequent Transfer by such agent transferee shall comply with the Transfer restrictions in Section 8.1, including compliance with Intel Member’s ROFO pursuant to Article 9.
(c)    Publicly Traded Securities; Indirect Transfers.
(ii) Transfers of publicly traded equity interests (including of Co-Investor Member and Intel Member) shall not constitute Transfers of the Members’ Units in violation of this Article 8.
(ii) Without limiting any express terms of the Intel Parent Guaranty, transfers of equity interests in Intel Member and its direct and indirect owners shall not constitute Transfers of a Members’ Units in violation of this Article 8.
Section 8.3    Transfer Requirements. Subject to the provisions of Section 8.1, no Transfer shall be permitted and, in the case of a direct Transfer, no Assignee (including a Permitted Transferee) will be admitted to the Company as a Member unless the following conditions are satisfied:
(a)    In the case of a direct Transfer to a Permitted Transferee, a duly executed written instrument of Transfer is provided to the Board, specifying the Units being transferred and setting forth the intention of the Member effecting the Transfer that the transferee succeed to a portion or all of such Member’s Units and status as a Member;
(b)     The following is true (and if requested by the Board, an opinion of responsible counsel (who may be counsel for the Company) is provided to it, reasonably satisfactory in form and substance to the Board confirming the same):
(i)    such Transfer would not violate the Securities Act or any Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, relating to the Company or the Unit to be transferred; and
(ii)    such Transfer would not cause or reasonably be expected to cause disallowance of, disqualification from or otherwise reduce any Economic Incentives attributable to a Member or the Company.
(c)    In the case of a direct Transfer to a Permitted Transferee, the Member effecting the Transfer and such Permitted Transferee shall execute any other instruments that the Board deems reasonably necessary or advisable for admission of the transferee, including the written acceptance by such Permitted Transferee of this Agreement and such Permitted Transferee’s agreement to be bound by and comply with the provisions hereof and confirmation that the representations and warranties in Article 13 are true and correct with respect to it; and
(d)    The Member effecting the Transfer or the transferee shall (i) pay to the Company a transfer fee in an amount sufficient to cover the reasonable and documented out-of-pocket expenses incurred by the Company in connection with the admission of such transferee and (ii) provide to the Company any information necessary for the Company to make required basis adjustments and comply with Tax reporting requirements.
Section 8.4    Certain Transfer Restrictions. No holder of a Unit shall Transfer or permit the Transfer of any Units to:
(a)    with respect to Co-Investor Member (or any successor thereto), any Intel Competitor or any other Person set forth on Schedule 8.4, other than with the prior written consent of Intel Member; or
(b)    any Person if such Transfer would result in the failure of any of the representations and warranties set forth in Section 13.12 and Section 13.13 to be true in all respects as if such representations and warranties were made on the date of such Transfer.
Any such attempted Transfer not in compliance with this Section 8.4 shall be null and void and not give effect to any such Transfer.
Section 8.5    Withdrawal of Member. If a Member Transfers all of its Units pursuant to Section 8.2 and the Assignee of such interest is admitted as a Member pursuant to Section 8.3, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified by the Assignee when the Assignee is admitted and, if such Assignor has not already ceased to be a Member pursuant to Section 8.1(a), then immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member, the Assignor will not be entitled to any Distributions from and after the date of such Transfer. Notwithstanding the admission of an Assignee as a Member and except as otherwise expressly approved by the Board, the Assignor will not be released from any obligations to the Company as a Member (or otherwise) existing as of the Transfer and which are intended to survive such withdrawal of a Member, including the obligations set forth in Section 2.3, Section 6.4 and Section 12.1.
Section 8.6    Amendment of Schedule 1.7. In the event of the admission of any transferee as a Member of the Company, the Board will promptly amend Schedule 1.7 and the register of Members of the Company to reflect such Transfer or admission, as the case may be.
ARTICLE 9
RIGHT OF FIRST OFFER
Section 9.1    Procedures. Subject to the terms and conditions specified in this Section 9.1, if Co-Investor Member desires to Transfer all or any portion of its Units (the “Offered Units”) pursuant to Section 8.2(b)(ii), Co-Investor Member shall first offer the Offered Units to Intel Member in the following manner:
(a)    Co-Investor Member shall provide written notice (the “ROFO Notice”) to Intel Member, stating the number and type of Offered Units proposed to be Transferred by Co-Investor Member.
(b)    Upon receipt of the ROFO Notice, Intel Member shall have a period of up to forty-five (45) calendar days (the “ROFO Period”) to submit to Co-Investor Member an offer to acquire the Offered Units by delivering a written notice (an “Intel Offer”) to Co-Investor Member, stating that Intel Member offers to acquire all (but not less than all) of such Offered Units on the terms specified in the Intel Offer, which shall (i) include Intel Member’s proposed purchase price per Offered Unit and for the Offered Units in the aggregate, (ii) be made on an “as-is, where-is” basis (but subject to customary fundamental representations pertaining to organization, authority, no conflicts (including with governing documents), valid title and ownership, and absence of violation or default), (iii) be composed solely of cash consideration, (iv) not be subject to any financing contingency, and (v) be binding upon delivery and irrevocable by Intel Member until the end of the ROFO Consideration Period, subject to compliance with this Agreement and Applicable Law.
(c)    If Intel Member delivers an Intel Offer within the ROFO Period, Co-Investor Member shall have a period of up to forty-five (45) calendar days from such delivery (the “ROFO Consideration Period”) to determine whether Co-Investor Member (i) accepts the Intel Offer, (ii) rejects the Intel Offer and retains the Offered Units, or (iii) rejects the Intel Offer and seeks to sell the Offered Units to a Co-Investor Qualified Transferee at a price that is more than one hundred percent (100%) of the price offered by Intel Member and on economic terms and conditions at least as favorable to Co-Investor Manager in the aggregate as those contained in the Intel Offer, and to deliver a written notice to Intel Member with notice of such determination (the date of such notice, the “Co-Investor ROFO Determination Date”).
(d)    If Co-Investor Member determines to accept the Intel Offer, then such Transfer of the Offered Units shall be consummated on a date that is mutually agreeable to Co-Investor Member and Intel Member (and in no event later than ninety (90) calendar days following the Co-Investor ROFO Determination Date). If Co-Investor Member has accepted the Intel Offer, Co-Investor Member shall, subject to compliance with Applicable Law, use commercially reasonable efforts to take or cause to be taken all such actions as may be necessary to consummate the Transfer of the Offered Units to Intel Member, including executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents and any other documents or instruments.
(e)    If, following compliance with this Section 9.1, either (i) Intel Member declines to exercise its ROFO during the ROFO Period or (ii) Co-Investor Member rejects the Intel Offer (including to sell the Offered Units to a Co-Investor Qualified Transferee), then in each case, (A) Co-Investor Member may, for a period ending one hundred eighty (180) calendar days following the Co-Investor ROFO Determination Date (during which period Co-Investor Member shall not be subject to the ROFO, other than the conditions described in Section 9.1(c)(iii)), enter into a definitive agreement to Transfer to a Co-Investor Qualified Transferee all of the Offered Units, and (B) Intel Member shall cooperate with Co-Investor Member to take or cause to be taken all such actions as may be necessary to consummate the Transfer of the Offered Units; provided, that, in no event shall Co-Investor Member have the right to accept a price per Unit that is less than one hundred percent (100%) of the price, if any, offered by Intel Member or on economic terms and conditions less favorable to Co-Investor Member in the aggregate than those contained in the Intel Offer. If Co-Investor Member has not so entered into a definitive agreement to Transfer to a Co-Investor Qualified Transferee within one hundred eighty (180) calendar days of the Co-Investor ROFO Determination Date, then Co-Investor Member shall be required to comply with the provisions of this Section 9.1 in the event it desires to Transfer the Offered Units or all or any portion of other Units that are directly or indirectly owned by Co-Investor Member.
Section 9.2    Limitation on Applicability. The provisions of this Article 9 shall not apply to Transfers of Units pursuant to Section 8.2 (other than Transfers of Units pursuant to Section 8.2(b)(iii)).
ARTICLE 10
INTEL CALL RIGHT

Section 10.1    Intel Call Right. Notwithstanding anything to the contrary in this Agreement, and without any requirement to comply with the restrictions on Transfer set forth in Section 8.1, but subject to the terms and conditions of this Article 10, at any time from and after the Lock-Up Date (or, if earlier, the occurrence of an Intel Loss Termination Event), Intel Member shall have the right, but not the obligation (the “Intel Call Right”), to (a) cause a sale of all of the Units in a single transaction to a Third Party (a “Forced Company Sale”, and the Units

held by Co-Investor Member and Transferred pursuant to such Forced Company Sale, the “Forced Transfer Units”) or (b) require Co-Investor Member to sell or cause to be sold to Intel Member or one or more of its Affiliates or to a Third Party (as designated by Intel Member in its sole discretion) all of the Units held by Co-Investor Member (the “Called Units”), provided, however, in the case of either clause (a) or (b), so long as only to the extent that Co-Investor Member receives cash consideration equal to or greater than the Call Right Exercise Price.
Section 10.2    Call Right Exercise Price.
(a)    Subject to Section 1.12, Section 10.5, Section 10.6 and Section 10.7, the exercise price with respect to any Forced Transfer Units, Called Units or Co-Investor Specified Units (the “Call Right Exercise Price”) shall be equal to (i) Co-Investor’s Pro Rata Share of the Call Right Fair Market Value minus (ii) the outstanding principal of, and accrued interest on, (x) any Member Loans (as applicable) or (y) the Line of Credit, minus (iii) the outstanding principal of, and accrued interest on, any Co-Investor Liability (as applicable), minus (iv) Co-Investor Member’s unpaid Tax Indemnification Payment obligations (as applicable); provided, that, any change to the accounting policies relating to the books and records of Intel Member with respect to Fab 34 after the Effective Date that is made in a manner that would materially impact the determination of the Call Right Fair Market Value shall be disregarded for purposes of calculating the Call Right Fair Market Value.
(b)    Call Right Fair Market Value.
(i) For purposes hereof, “Call Right Fair Market Value” means, at the time that the Intel Call Right is exercised, an amount equal to the lesser of (A) (x) the positive difference (if any) between (1) Fab Asset Value minus (2) the Intel Improvement Value, multiplied by (y) the date-specified Multiplier and (B) the Specified Amount; provided, that, the Call Right Fair Market Value shall be subject to a floor of (x) (1) the Fab Asset Value minus (2) the Intel Improvement Value, multiplied by (y) 0.5; provided, however, that, if (A) a termination payment has been made under any of the Specified Contracts or the Offtake Agreement or (B) an Operator Termination Payment has been made under the Operations and Maintenance Agreement, then the Call Right Fair Market Value shall be one dollar ($1) and notwithstanding anything contained herein to the contrary, the Intel Call Right may be exercised and consummated concurrently with the making of any such aforementioned termination payment; provided, further, that if the Company does not approve (it being understood that such approval shall be Co-Investor Member’s sole decision) a request by Intel Parent to determine that alternative credit support constitutes Alternative Transaction Credit Support (as defined in the Intel Parent Guaranty) and Intel Member notifies Co-Investor Member that it desires to exercise the Intel Call Right in such circumstances (the “Guaranty Call Right”), the Guaranty Call Right may be exercised and consummated from and after such non-approval (but not prior to the last day of the First Operational Cycle (as defined in the Operations and Maintenance Agreement)) and the Call Right Fair Market Value for purposes of exercising such Guaranty Call Right shall be an amount sufficient to provide Co-Investor Member the Requisite Amount.
(ii) “Fab Asset Value” means an amount equal to the sum (in each case, as reasonably determined by Intel Member and, as applicable, based on Intel Member’s books and records (to which Co-Investor Member shall have reasonable access for purposes of verifying the Fab Asset Value)) of:
1. the “M&E Value”, which shall be the greater of:
(x)    the net book value of the machinery and equipment incorporated into Fab 34 as of the date of exercise of the Intel Call Right (such assets, the “M&E”); and
(y)    the salvage and resale fair market value of the M&E, as determined in accordance with Section 10.2(c);
2.    plus the “Shell Value”, which shall be equal to the net book value of the building shell of Fab 34,
3.    plus the net book value of the Company’s other tangible assets, if any,
4.    plus, solely to the extent the M&E Value, as of the applicable date of determination, is less than it would have been but for (x) Asset Transfers and Substitutions (as defined in the Fab Availability Agreement) or (y) any Discretionary Capital Expenditures, the amount of such deficiency; provided, however, that this clause 4 shall not apply if the amount of such deficiency is otherwise paid to the Company under the Fab Availability Agreement or this Agreement, and
5.    minus, solely to the extent the M&E Value, as of the applicable date of determination, is more than it would have been but for (x) Asset Transfers and Substitutions or (y) any Discretionary Capital Expenditures, the amount of such excess.
The projected Fab Asset Value at the end of each Fiscal Year following the Effective Date is set forth on Schedule 10.2(b)(ii), in each case, subject to the adjustments set forth in this Section 10.2(b). Notwithstanding such projections, Fab Asset Value shall be calculated as set forth herein.
(iii)    Other than as provided for herein, the net book value components (calculated on a basis consistent with the Company’s then-current accounting standards) of the Fab Asset Value shall be updated prior to the calculation of the Call Right Fair Market Value to take into consideration the impact of any Force Majeure Casualty Event (as defined in the Risk of Loss Agreement) (provided, that, the Total Damages (as defined in the Risk of Loss Agreement) in respect of such Force Majeure Casualty Event are more than the applicable Minimum Loss Amount) and depreciation; provided, that, for purposes of the Call Right Fair Market Value, (x) the net book value of property impaired by such a Force Majeure Casualty Event or an Intel Loss Event (as defined in the Risk of Loss Agreement) (or any property incorporated into Fab 34 in replacement of any such impaired property) shall not exceed the net book value of such impaired property immediately prior to the occurrence of such Force Majeure Casualty Event, subject to updates to take into consideration depreciation subsequent to the occurrence of such Force Majeure Casualty Event or Intel Loss Event, and (y) the net book value of property impaired by such a Force Majeure Casualty Event shall reflect impairment only to the extent (i) in the case of an Insurable Casualty Event (as defined in the Risk of Loss Agreement), of the sum of (A) the excess of the Property Damages (as defined in the Risk of Loss Agreement) over the applicable Maximum Covered Loss Limit (as defined in the Risk of Loss Agreement), (B) the excess of the applicable Minimum Loss Amount over any amounts paid by the Company to Intel Member in cash under the Risk of Loss Agreement in respect of such Insurable Casualty Event, and (C) otherwise, any amounts paid by Intel Member to the Company in cash under the Risk of Loss Agreement in respect of such impairment, and (ii) in the case of a Non-Insurable Casualty Event (as defined in the Risk of Loss Agreement), of the sum of (A) the Property Damages (as defined in the Risk of Loss Agreement) and (B) any amounts paid by the Company to Intel Member in cash under the Risk of Loss Agreement in respect of such Non-Insurable Casualty Event.
(iv)    For purposes hereof, “Intel Improvement Value” means an amount equal to the Fab Asset Value attributable to items contributed by Intel Parent or any of its Affiliates to the Company or Intel Member or acquired by or made available to the Company or Intel Member (in the case of Intel Member, with respect to Fab 34) with funds that are not: (x) contributed to the Company by Co-Investor Member (with consideration paid by Co-Investor Member pursuant to the Purchase Agreement deemed, solely for purposes of this definition, to be contributed to the Company), (y) paid by the Company under the Risk of Loss Agreement to Intel Member with funds contributed ratably by the Members pursuant to a Required Capital Call, or (z) otherwise required to be deposited in the Operating Account; provided, that, Intel Improvement Value shall include the incremental positive change in net book value of (A) property replaced or restored as a result of an Intel Loss Event only to the extent it exceeds the net book value of the property that was impaired by such Intel Loss Event immediately prior to such Intel Loss Event, subject to updates to take into consideration depreciation subsequent to the occurrence of such Force Majeure Casualty Event or Intel Loss Event, and (B) property replaced or restored as a result of a Force Majeure Casualty Event in an amount equal to the sum of (1) solely if the applicable Total Damages exceed such Minimum Loss Amount and the Force Majeure Casualty Event is a Non-Insurable Casualty Event, the difference between (i) such net book value and (ii) any amounts paid by the Company to Intel Member in cash under the Risk of Loss Agreement in respect of such Non-Insurable Casualty Event, and (2) solely if the applicable Total Damages exceed such Minimum Loss Amount and the Force Majeure Casualty Event is an Insurable Casualty Event, the excess of such net book value over the applicable Maximum Covered Loss Limit. For the avoidance of doubt, any calculation of Intel Improvement Value will depreciate and be determined in the same manner as the calculation of Fab Asset Value.
(c)    Determination of Fab Asset Value and Intel Improvement Value.
(i) Intel Member’s determination of the Fab Asset Value and Intel Improvement Value in accordance with the methodology set forth in Section 10.2(b) shall become final and binding upon the Members on the thirtieth (30th)) day following written notice thereof, unless prior to the end of such period, any Member delivers to Intel Member written notice of its good faith disagreement with the Fab Asset Value or the Intel Improvement Value (the disputing Member, a “Disputing Member”, and such written notice of disagreement, a

“Notice of Disagreement”), specifying the nature and amount of any disputed item (the “Disputed Matters”).
(ii) During the thirty (30)-day period following delivery of a Notice of Disagreement by the Disputing Member to Intel Member (the “Resolution Period”), the Disputing Member and Intel Member shall submit such Disputed Matters to each of their respective senior executives, and such senior executives shall seek to resolve and negotiate in good faith the Disputed Matters within the Resolution Period.
(iii) If the Disputing Member and Intel Member have not resolved all of the Disputed Matters set forth in the Notice of Disagreement by the end of such thirty (30)-day period, the Disputing Member and Intel Member shall retain a Valuation Firm and submit, in writing, to the Valuation Firm their good faith views as to the correct nature and amount of each Disputed Matter remaining in dispute and the amount of the Fab Asset Value and the Intel Improvement Value, and the Valuation Firm shall make a written determination as to each such Disputed Matter and the amount of the Fab Asset Value and the Intel Improvement Value, which determination shall be final and binding on the Members for all purposes of this Agreement. The Valuation Firm shall make its determination as an expert and not an arbitrator, based solely on the information set forth in the Notice of Disagreement and not on the basis of an independent review. There shall be no ex parte communications relating to the Disputed Matter by any Member with the Valuation Firm. The Valuation Firm shall be authorized to (i) resolve only the Disputed Matters remaining in dispute between the Disputing Member and Intel Member, which their respective senior executives are unable to resolve during the Resolution Period, in accordance with the provisions of this Section 10.2(c), and (ii) determine whether the Fab Asset Value and the Intel Improvement Value have been calculated in accordance with any other definition in this Agreement within the range of the difference between Intel Member’s position with respect thereto and the Disputing Member’s position with respect thereto. The Disputing Member and Intel Member shall use their commercially reasonable efforts to cause the Valuation Firm to render a written decision resolving the matters submitted to it within twenty (20) days following the submission thereof. Absent Fraud, conflict of interest, violation of the ex parte communication rule or manifest error, the determination of the Valuation Firm shall be conclusive and binding upon the Members, and such determination shall be considered the Fab Asset Value and the Intel Improvement Value for the purposes of this Agreement. The fees and expenses of the Valuation Firm shall be paid in inverse proportion by the Disputing Member and Intel Member as they may prevail on matters resolved by the Valuation Firm, which proportionate allocations shall also be determined by the Valuation Firm at the time that the determination of the Valuation Firm is rendered.
(d)    Cooperation. Co-Investor Member shall cooperate with Intel Member in calculating the Call Right Exercise Price.
Section 10.3    Documentation and Procedures.
(a)    Intel Member shall have the ability to exercise the Intel Call Right on or about (subject to extension if necessary to permit required approvals from Governmental Authorities) the last Business Day of each Fiscal Quarter of the Company upon written notice to

Co-Investor Member thirty (30) calendar days prior to such Business Day, with such transaction closing upon such reasonable time thereafter as Intel Member specifies in such written notice (subject to extension, if necessary, to permit required approvals from Governmental Authorities). In the event that Intel Member determines to exercise the Intel Call Right, Intel Member shall deliver to each of Co-Investor Member and the Company a written notice of its intention to so exercise the Intel Call Right, which notice shall include (i) the purchaser to which the Forced Transfer Units or Called Units (as applicable) will be transferred, whether to Intel Member, one or more of its Affiliates or a Third Party, and (ii) the Call Right Exercise Price (such notice, the “Intel Call Notice”). Any such election by Intel Member to exercise the Intel Call Right shall be irrevocable (unless the Call Right Exercise Price is disputed by Co-Investor Member).
(b)    In the event that Intel Member exercises the Intel Call Right pursuant to this Article 10 (other than in connection with a Co-Investor Default Call):
(i)    Co-Investor Member shall deliver or cause to be delivered the Forced Transfer Units or the Called Units (as applicable), duly endorsed or accompanied by written instruments of transfer in form reasonably satisfactory to Intel Member or the applicable Transferee, duly executed by Co-Investor Member;
(ii)    Co-Investor Member shall represent and warrant (A) that it is the sole beneficial and record owner of such Forced Transfer Units or Called Units (as applicable), with valid and good title to the interests, (B) that it is duly organized and in good standing under the Applicable Laws of its jurisdiction of formation and jurisdictions where it conducts business, (C) that such interests are being validly transferred free and clear of all liabilities and Liens (other than transfer restrictions arising from any applicable stock exchange rules and any applicable requirements under the Securities Act, the Exchange Act and any Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws (collectively with any applicable stock exchange rules, “Applicable Securities Laws”), (D) with respect to the due authorization, execution and delivery of any agreement entered into in connection therewith, and (E) with respect to its power and authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, and shall otherwise agree to complete such transaction on customary terms and conditions and pursuant to customary documents;
(iii)    Co-Investor Member shall cause all liabilities and all Liens associated with the Forced Transfer Units or the Called Units, as applicable, to be discharged prior to consummation of the Intel Call Right (other than transfer restrictions arising from Applicable Securities Laws);
(iv)    Intel Member or the applicable Transferee of the Forced Transfer Units shall pay the applicable Call Right Exercise Price in immediately available funds to a bank account or bank accounts of (as designated by) Co-Investor Member, subject to the consummation of the Transfer of the Forced Transfer Units or the Called Units (as applicable);
(v)    such Intel Call Right transaction shall be consummated on the last Business Day of applicable Fiscal Quarter unless otherwise agreed by Intel Member and Co-

Investor Member, subject to extension if necessary to permit approvals from Governmental Authorities; and
(vi)    following the consummation of such Intel Call Right transaction, as applicable, Co-Investor Member shall no longer be entitled to any rights in respect of the Forced Transfer Units or the Called Units, including the right to any Distributions or payments by the Company and shall thereupon cease to be a Member of the Company.
Section 10.4    Cooperation. Co-Investor Member shall, subject to compliance with Applicable Law, use commercially reasonable efforts to take such actions as may be necessary to consummate the Transfer of the Forced Transfer Units or the Called Units, as applicable, to Intel Member or its designee, including executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents and any other documents or instruments. At the closing of the purchase of the Forced Transfer Units or the Called Units, as applicable, Co-Investor Member shall deliver or cause to be delivered the certificates, if any, evidencing the number of Forced Transfer Units or Called Units, as applicable, to be purchased by Intel Member or its designee, accompanied by Unit powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are reasonably necessary or requested by Intel Member or its designee (as applicable) or, in the case of a Forced Company Sale, the Transferee of the Forced Transfer Units in order to transfer to Intel Member or its designee (as applicable) or such Transferee good title to the Forced Transfer Units or the Called Units, as applicable, to be transferred, free and clear of all Liens other than those imposed under this Agreement or Applicable Securities Laws.
Section 10.5    Co-Investor Default Call. In the event of an uncured default by Co-Investor Member of any of its payment obligations under Article II of the Purchase Agreement, and following a sixty (60) calendar day cure period (the last day of such period, the “Cure Period End Date”), Intel Member shall have the right to initiate its exercise of the Intel Call Right pursuant to this Section 10.5 (a “Co-Investor Default Call”), as follows:
(a)    Intel Member shall have the right to exercise the Co-Investor Default Call at any time during the sixty (60) calendar day period following the Cure Period End Date by delivering to Co-Investor Member and the Company an Intel Call Notice (specifying that the exercise is being made with respect to a Co-Investor Default Call).
(b)    The Call Right Exercise Price with respect to a Co-Investor Default Call shall be equal to the Invested Capital.
(c)    The closing of a Co-Investor Default Call transaction shall be effective as of the date set forth in the Intel Call Notice, which shall be no less than ten (10) Business Days following delivery of the Intel Call Notice (subject to extension if necessary to permit approvals from Governmental Authorities). At the closing of a Co-Investor Default Call transaction:
(i)    Co-Investor Member shall deliver or cause to be delivered the Called Units (as applicable), duly endorsed or accompanied by written instruments of transfer in form reasonably satisfactory to Intel Member, duly executed by Co-Investor Member, if any;

(ii)    Co-Investor Member shall represent and warrant (A) that it is the sole beneficial and record owner of such Called Units (as applicable), (B) that it is duly organized and in good standing under the Applicable Laws of its jurisdiction of formation and jurisdictions where it conducts business, (C) that such interests are being validly transferred free and clear of all liabilities and Liens (other than transfer restrictions arising from Applicable Securities Laws), (D) with respect to the due authorization, execution and delivery of any agreement entered into in connection therewith and (E) with respect to its power and authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person (except for any consent or approval that has been obtained), and shall otherwise agree to complete such transaction on customary terms and conditions and pursuant to customary documents;
(iii)    Co-Investor Member shall cause all liabilities and all Liens associated with the Called Units, as applicable, to be discharged prior to consummation of the Intel Call Right (other than transfer restrictions arising from Applicable Securities Laws);
(iv)    Intel Member shall pay the applicable Call Right Exercise Price in immediately available funds to a bank account or bank accounts of (as designated by) Co-Investor Member, subject to the consummation of the Transfer of the Called Units (as applicable); and
(v)    following the consummation of such Co-Investor Default Call transaction, Co-Investor Member shall no longer be entitled to any rights in respect of the Called Units, including the right to any Distributions or payments by the Company and shall thereupon cease to be a Member of the Company, as the case may be.
Section 10.6    Redemption. Notwithstanding any other provision in this Agreement, at the option and sole discretion of Intel Member, the Intel Call Right may be effected by a redemption of Co-Investor Member’s Units and the re-issuance of such Units to Intel Member, subject to Applicable Law. In the event of any such redemption, Co-Investor Member shall take all such actions and procure and provide all such approvals as may be required to ensure such redemption can be effected. If Co-Investor Member fails to do the foregoing such that the Intel Call Right cannot be effected in accordance with this Article 10, Co-Investor Member shall be deemed to be in default, which shall result in the immediate suspension of all information rights, voting rights (including with respect to Required Supermajority Approvals) and distribution rights of Co-Investor Member pursuant to this Agreement, and all Co-Investor Managers shall be deemed to be removed immediately upon the occurrence of such breach. For the avoidance of doubt, any interests redeemed in accordance with this Section 10.6 shall not be deemed to be cancelled upon such redemption.
Section 10.7    Specified Events. Each of the Parties hereby agree to the terms and conditions set forth in Schedule SE.
Section 10.8    Remedies. Without limitation to any other remedies available to Intel Member and notwithstanding anything to the contrary in Schedule 4.1, any material breach by Co-Investor Member of any of its (or their) obligations to discharge liabilities or Liens as required by this Article 10 or as set forth in Section 14.1(a), shall result in the immediate suspension of all information rights, voting rights (including with respect to Required Supermajority Approvals) and distribution rights of Co-Investor Member pursuant to this Agreement, and the Board shall cause the register of Managers of the Company to be updated to reflect the removal of all Co-Investor Managers, whom shall be deemed removed upon the occurrence of such breach, in each case, until (a) Intel Member either rescinds the exercise of its Intel Call Right or Co-Investor Default Call or (b) the Forced Transfer Units or the Called Units (as applicable) are transferred to Intel Member or the applicable Transferee, in each case, pursuant to this Article 10; provided, that this Section 10.8 shall not apply to any defaults pursuant to Section 10.7.
ARTICLE 11
TERMINATION; DISSOLUTION OF COMPANY
Section 11.1    Term and Termination. This Agreement shall remain in effect until the Members unanimously agree to terminate this Agreement.
Section 11.2    Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties (other than pursuant to Section 6.5 (Information Rights), this Section 11.2 (Effect of Termination) and Article 16 (General), each of which shall continue in full force and effect) shall terminate without further liability or other obligation of the Parties. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.
Section 11.3    Events of Dissolution. The Company will be wound up and dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Applicable Law, (b) subject to compliance with Section 4.4 and Exhibit C, the determination of the Board, (c) the disposition of all of the Company’s assets, (d) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member unless the business of the Company is continued in a manner permitted by this Agreement or Applicable Law, or (e) the receipt and subsequent Distribution by the Company of a Total Loss Termination Payment (as defined in the Risk of Loss Agreement) or an Owner Termination Payment (as defined in the Fab Availability Agreement), as applicable, and, in the case of clause (e), subject to receipt of any Required Supermajority Approval by the Board (such events, “Dissolution Events”).
Section 11.4    Winding Up and Dissolution. Upon the occurrence of a Dissolution Event pursuant to Section 11.3, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities, and distribution or liquidation of its remaining assets to enable the Company to minimize the normal losses attendant to the liquidation process.
(a)    Upon the winding up of the Company, the assets of the Company shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:

(i)    first, pari passu to the payment and discharge of all the Company’s debts and liabilities to creditors whose status is not derived from their membership in the Company, and to the expenses of liquidation;
(ii)    second, to the payment and discharge of all of the Company’s debts and liabilities owed to any Member (which shall include any Member Loans, the Line of Credit and the costs incurred or to be incurred by any Member in terminating or otherwise unwinding any benefit provided by such Member or its Affiliate to the Company);
(iii)    third, to the establishment of reserves deemed necessary or advisable to provide for any such liabilities of the Company (which, to the extent no longer needed by the Company, shall be distributed in accordance with the order of priority set forth below); and
(iv)    fourth, to the Members ratably on the basis of each such Member’s Pro Rata Share of the Company.
(b)    A full accounting of the assets and liabilities of the Company will be taken and a statement thereof will be furnished to each Member promptly after the distribution of all of the assets of the Company. Such accounting and statements will be prepared under the direction of the Board.
ARTICLE 12
DUTIES
Section 12.1    Business Opportunities. To the fullest extent permitted by Applicable Law, the doctrine of corporate opportunity and any analogous doctrine will not apply to any Exempted Person. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities (including, for the avoidance of doubt, any Economic Incentives with respect to any other project) that are known or from time to time presented to an Exempted Person, including with respect to those set forth on Schedule 12.1. Without limiting any express agreement of the Members or their respective Affiliates pursuant to the Fab Availability Agreement, each Exempted Person who acquires knowledge of a potential transaction, agreement, arrangement, Economic Incentive or other matter that may be an opportunity for the Company, including with respect to those set forth on Schedule 12.1, (a) will not have any duty to communicate or offer such opportunity to the Company and (b) will not be liable to the Company or to the Members of the Company because such Exempted Person pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company.
Section 12.2    Reliance. Notwithstanding any other provision of this Agreement, an Exempted Person acting under this Agreement shall not be liable to the Company for such Person’s good faith reliance on the provisions of this Agreement. Whenever in this Agreement any Board Member (other than a Person who is also an officer or employee of the Company) is permitted or required to make a decision (a) in such Person’s discretion or under a grant of similar authority, such Person shall be entitled to consider only such interests and factors as such Exempted Person desires, including the interests of such Person’s and Affiliates thereof, and shall, to the fullest extent permitted by Applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member, any Board Member or any other Person, or (b) in such Person’s good faith or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standards; provided, however, that such Persons shall not take any actions in contravention of their duties set forth in Section 12.3.
Section 12.3    Duties. Without limiting the applicability of any other provision of this Agreement, including the provisions of Section 12.1 and the other provisions of this Section 12.3, the following provisions, as applicable, shall be applicable to the Board and the members thereof in their capacity as members of the Board and to officers of the Company in their capacity as officers of the Company, as applicable:
(a)    Each Board Member and officer of the Company shall act in good faith in performing his or her duties and obligations set forth in this Agreement. Notwithstanding the foregoing, (i) no Board Member, in his or her capacity as a Board Member, shall have any fiduciary or other duty to the Company, any Member, any other Board Member or any other Person that is a party to or is otherwise bound by this Agreement, other than such Board Member’s express obligations under this Agreement, and (ii) no officer of the Company, in his or her capacity as an officer of the Company, shall have any fiduciary or other duty to the Company, any Member, any other officer of the Company or any other Person that is a party to or is otherwise bound by this Agreement, other than such officer’s express obligations under this Agreement. To the maximum extent permitted by Applicable Law, whenever a Board Member, in his or her capacity as a Board Member, or an officer of the Company, in his or her capacity as an officer of the Company, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Board Member or officer of the Company is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Board Member or officer of the Company shall be entitled to consider only such interests and factors, including his or her own (or those of the Member that appointed such Board Member or officer of the Company), as such Board Member or officer of the Company desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.
(b)    To the maximum extent permitted by Applicable Law, no Board Member or officer of the Company shall be liable to the Company, to any Member or to any other Board Member or officer of the Company, respectively, for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties, including fiduciary duties) taken or omitted by such Board Member or officer of the Company, respectively, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Board Member or officer of the Company engaged in bad faith, Fraud or willful or intentional misconduct or criminal wrongdoing; provided, however, the foregoing shall not limit or otherwise affect (i) the scope or applicability of Co-Investor Liabilities or (ii) a Board Member’s or officer’s liability with respect to a breach of the express terms of this Agreement applicable to such Board Member or officer of the Company.
(c)    Any Board Member or officer of the Company, in his or her capacity as a Board Member or officer of the Company, respectively, shall be entitled to rely on the provisions of this Agreement and on the advice of counsel, accountants and other professionals that is provided to the Company or such Board Member or officer of the Company, respectively, and such Board Member or officer of the Company shall not be liable to the Company or to any Member for such reliance on this Agreement or such advice; provided, however, that there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Board Member or officer of the Company engaged in bad faith, Fraud or willful or intentional misconduct or criminal wrongdoing.
(d)    Notwithstanding anything to the contrary in this Section 12.3, the limitations set forth herein shall not limit the duties or obligations of any Member or Board Member who is also an officer or employee of the Company from performing such duties in accordance with any employment or similar agreement, any policies or procedures applicable to such Person in such capacity or any duty or obligation in such capacity arising under Applicable Law.
Section 12.4    Board Member and Officer Indemnification.
(a)    Subject to the limitations set forth in Section 12.4(f), the Company shall indemnify any Board Member or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”) by reason of the fact that such Person is or was a Board Member or officer of the Company, against any and all losses, claims, expenses (including reasonable out-of-pocket attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Board Member or officer of the Company in connection with such Proceeding; provided, however, that such Board Member or officer of the Company shall not be indemnified by the Company if there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Board Member or officer of the Company is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Board Member or officer of the Company committed bad faith, Fraud or willful or intentional misconduct or criminal wrongdoing. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company (including available insurance coverage, if any), as an expense of the Company and, accordingly, no Board Member or officer of the Company shall be subject to personal liability by reason of these indemnification provisions.
(b)    Except as provided in Section 12.4(c), any indemnification under this Section 12.4 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a Board Member or officer of the Company is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 12.4(a). The determination of whether a Board Member or officer of the Company has met the standard of conduct that entitled it to indemnification hereunder shall be made by the Board. To the extent that a Board Member or officer of the Company has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 12.4(a), or in defense of any claim, issue or matter therein, such Board Member or officer of the Company shall be indemnified against expenses (including reasonable out-of-pocket attorneys’ fees) actually and reasonably incurred by such Board Member or officer of the Company in connection therewith, without the necessity of authorization in the specific case.
(c)    Upon written request by a Board Member or officer of the Company, the Company shall pay reasonable out-of-pocket expenses incurred (or reasonably expected to be incurred) by such Board Member or officer of the Company in defending or investigating a Proceeding in advance of (a) the final disposition of such Proceeding and (b) the determination of whether such Board Member or officer of the Company has met the standard of conduct that entitles such Board Member or officer of the Company to indemnification hereunder; provided, however, prior to payment (or advancement) by the Company of any such expenses, the Board Member or officer of the Company shall provide an unsecured undertaking to the Company to repay all such amounts if it shall ultimately be determined that such Board Member or officer of the Company is not entitled to be indemnified by the Company as authorized by this Section 12.4; provided, further, that in no event shall the Company be required to pay or advance to any Board Member or officer of the Company any amounts in connection with a Proceeding initiated by (i) such Board Member or officer of the Company, (ii) the Company, (iii) Intel Member or any of its Affiliates (in the case of any Intel Manager) or (iv) Co-Investor Member or any of its Affiliates (in the case of any Co-Investor Manager).
(d)    The indemnification and advancement of expenses provided by or granted pursuant to this Section 12.4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, a vote of the Board or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action of a Board Member or officer of the Company in his or her official capacity and as to action in another capacity while holding such office. The provisions of this Section 12.4 shall not be deemed to preclude the indemnification of any Person who is not specified in Section 12.4(a), but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.
(e)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12.4 shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a Board Member or officer of the Company. Any amendment, modification or repeal of this Section 12.4(e) or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Board Members or officers of the Company, or terminate, reduce or impair the right of any past, present or future Board Members or officers of the Company, under and in accordance with the provisions of this Section 12.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(f)    Notwithstanding anything in this Section 12.4 to the contrary, the Company shall not be required to indemnify a Board Member appointed by Co-Investor Member in connection with liabilities that constitute Co-Investor Liabilities, except to the extent Co-Investor Member makes a Co-Investor Liability Contribution and then, such indemnification obligation shall be limited to the aggregate amount of the Co-Investor Liability Contribution.
Section 12.5    Co-Investor Member Indemnification. The Company shall indemnify Co-Investor Member and its Affiliates and each of its and their directors, officers, shareholders, partners, members, investment managers, managers, employees, agents, successors, transferees, assignees and representatives of any of the foregoing (the “Co-Investor Indemnified Parties”) who is party or is threatened to be made a party to any threatened, pending or completed Proceeding against any and all out-of-pocket losses, claims, expenses (including reasonable and documented out-of-pocket attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Co-Investor Indemnified Party in connection with such Proceeding, in each case, solely to the extent that (a) if such Proceeding does not arise out of any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of a Third Party, such Proceeding arises out of a willful act or omission by Intel Member, and (b) in all cases, (i) if such Proceeding arises out of or is related to the operation of the Company, production of the wafers of the Company or any other related matter and (ii) does not constitute a Co-Investor Liability. For the avoidance of doubt, any indemnification pursuant to this Section 12.5 shall be a Company Net Liability.
ARTICLE 13
REPRESENTATIONS BY THE MEMBERS
Each Member hereby represents and warrants to, and agrees with, the other Members and the Company, severally and not jointly and solely on its own behalf, as follows:
Section 13.1    Organization; Authority and Power; Binding Obligation.
(a)    Such Member is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would be material to such Member.
(b)    This Agreement has been duly authorized, executed and delivered by or on behalf of such Member and is, upon execution and delivery, such Member’s legal, valid, and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.
Section 13.2    Investment Intent. Such Member (a) is acquiring such Member’s Units with the intent of holding the same for investment for such Member’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Units within the meaning of the Securities Act or any Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, or otherwise Transferring such Units, in each case, in violation of such Applicable Laws and (b) acknowledges that any attempt, directly or indirectly, to Transfer, or offer to Transfer, any Units or any interest therein or any rights relating thereto without complying with the provisions of this Agreement shall be void and of no effect.
Section 13.3    Securities Regulation.
(a)    Such Member acknowledges and agrees that such Member’s Units are being issued and sold in reliance on the exemptions from registration under the Securities Act and exemptions contained in Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, and that such Member’s Units cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, or pursuant to an effective registration statement under the Securities Act and Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws.
(b)    Except as otherwise set forth in this Agreement, such Member understands that such Member has no contractual right for the registration under the Securities Act and Applicable Laws, of such Member’s Units for public sale and that, unless such Member’s Units are registered or an exemption from registration is available, such Member’s Units may be required to be held indefinitely.
Section 13.4    Knowledge and Experience; Independent Investigation. Such Member is an “accredited investor” as defined in Rule 501(a) under the Securities Act and Applicable Laws, and/or such Member has such knowledge and experience in financial, Tax and business matters as to enable such Member to evaluate the merits and risks of such Member’s investment in the Company and to make an informed investment decision with respect thereto. Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and such Member has been provided access to the personnel, books and records of the Company sufficient to make an informed investment decision regarding its acquisition of the Units and entry into this Agreement.
Section 13.5    Economic Risk. Such Member is able to bear the economic risk of such Member’s investment in such Member’s Units for an indefinite period of time, and such Member is aware that such Member may lose the entire amount of such Member’s investment in the Company.

Section 13.6    No Litigation. There are no actions, suits, proceedings or investigations pending or, to such Member’s knowledge, threatened against such Member in writing at law or in equity before any court or before any other Governmental Authority (whether or not covered by insurance) that individually or in the aggregate would result in a material adverse effect on such Member’s obligations under this Agreement. Such Member has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any other Governmental Authority to which it is subject.
Section 13.7    Tax Treatment.
(a)    The Members and the Company intend that for U.S. federal and applicable state and local income Tax purposes (i) the transactions contemplated by this Agreement, the Purchase Agreement and the Main Project Agreements shall together be treated as indebtedness; (ii) such indebtedness shall be treated as a loan from Co-Investor Member to Intel Ireland Holdings B.V. (Intel Member’s regarded owner) in exchange for a “contingent payment debt instrument” (within the meaning of Treasury Regulations Section 1.1275-4(b)) with a “comparable yield” and “projected payment schedule” (each within the meaning thereof) to be agreed upon by the Members and the Company in good faith prior to the date the determinations thereof are required for applicable U.S. Tax reporting purposes, provided, that, for the avoidance of doubt, the Members and the Company agree that such comparable yield is expected to be no higher than Intel Parent’s (as guarantor) noncontingent cost of borrowing on fixed rate indebtedness with a term of 7 ½ years; and (iii) the Company shall be treated as an entity disregarded as separate from its sole owner, Intel Ireland Holdings B.V. (Intel Member’s regarded owner) (the “Intended Tax Treatment”). If an applicable Governmental Authority makes a determination inconsistent with clause (ii) of the Intended Tax Treatment, the Parties agree and intend that any allocations of Company income for applicable Tax purposes with respect to all applicable Tax periods shall be made in accordance with each Member’s interest in the Company and utilizing remedial Tax allocations, where appropriate.
(b)    Unless the prior written consent of the Members is obtained, the Company and the Members will not take a position on any of the Company’s or such Member’s Tax returns or in any of the Company’s or such Member’s claims for Tax refund or administrative or legal proceedings with respect to Taxes, in each case, that is inconsistent with the Intended Tax Treatment.
(c)    The Company shall use reasonable best efforts to ensure that it is not tax resident in any jurisdiction other than the Cayman Islands.
Section 13.8    Information. Such Member has received all documents, books and records pertaining to an investment in the Company requested by such Member. Such Member has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to such Member’s satisfaction and the determination of such Member to acquire any Units pursuant to this Agreement has been made by such Member independent of any such answers given or other statements made by the Company and its Affiliates and Representatives.

Section 13.9    Tax and Other Advice. Such Member has had the opportunity to consult with such Member’s own Tax and other advisors with respect to the consequences to such Member of the purchase, receipt or ownership of the Units, including the Tax consequences under Applicable Laws, including, without limitation, for federal, state, local, and other income Taxes of the United States or any other country, and the possible effects of changes in such Applicable Laws. Such Member acknowledges that none of the Company, its Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present managers, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to such Member regarding the consequences to such Member of the purchase, receipt or ownership of the Units, including the Tax consequences under Applicable Laws, including, without limitation, for federal, state, local and other Taxes of the United States or any other country, and the possible effects of changes in such Applicable Laws.
Section 13.10    Tax Information. Such Member has executed and provided the Company properly completed copies of IRS Form W-8BEN-E, W-8BEN, or W-9, as appropriate, which is valid as of the date hereof, and will promptly provide any additional information or documentation reasonably requested by the Company relating to Tax matters; if any such information or documentation previously provided becomes incorrect or obsolete, such Member will promptly notify the Company and provide applicable updated information and documentation.
Section 13.11    Restricted Persons. Each Member confirms that it is not, nor is it Controlled by or acting on behalf of any Restricted Person and no Restricted Person directly or indirectly owns more than five percent (5%) of the Company through such Member’s ownership interest, except as set forth in Schedule 1.7.
Section 13.12    Consents and Approvals; No Conflict. The execution and delivery by such Member of this Agreement will not (a) conflict with the organizational documents of such Member, (b) result in the creation of any Lien upon the ownership interests of such Member or upon such Member’s assets (other than Liens on the Units arising under this Agreement (and in the case of Co-Investor Member, Liens on the Units and its other assets (i) granted to the collateral agent or other secured party in connection with any Financing or (ii) that are Permitted Liens) and restrictions on transferability under Applicable Laws for state or federal securities), (c) give any Third Party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the organizational documents of such Member or (d) violate any Applicable Law to which such Member or its assets is subject, except in the case of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to such Member.
Section 13.13    ERISA Representation. Such Member is not acquiring the Units with, or contributing any property to the Company that is, any asset that is deemed to be an asset of one or more employee benefit plans as defined in Section 3(3) of ERISA subject to Title I of ERISA, or a plan subject to Code §4975.
Section 13.14    No Other Representations and Warranties. Except for the express representations and warranties provided in this Article 13 or in any certificate delivered pursuant to this Agreement, none of Co-Investor Member nor Intel Member, nor any of their respective Affiliates or Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Co-Investor Member to Intel Member, the Company or any of their respective Affiliates or their respective Representatives, or relating to Intel Member to Co-Investor Member or any of its Affiliates or Representatives, as applicable, and Co-Investor Member and Intel Member each hereby disclaim any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Co-Investor Member, Intel Member, the Company or any of their respective Affiliates or their respective Representatives, as applicable, other than the express representations and warranties provided in this Article 13 or in any certificate delivered pursuant to this Agreement.
Section 13.15    BEPS.
(a)    To the extent that the Company incurs any Tax that makes the effective Tax rate of the Company and its Subsidiaries (if any) and branches in Ireland (assessed on a standalone basis) for any applicable period exceed 15% under any Applicable Law in Ireland based on the GloBE Rules solely as a result of the Company and/or any Subsidiary or branch being a Constituent Entity of an MNE Group of which Intel Member or any of its Affiliates (other than the Company or any of its Subsidiaries) is the Ultimate Parent Entity (a “Pillar 2 Tax”), then Intel Member shall (A) promptly notify Co-Investor Member upon becoming aware of such Pillar 2 Tax and (B) pay the Company and its Subsidiaries the amount required to ensure that Co-Investor Member shall receive the same amount as it would have received on an “after-tax basis” under this Agreement had no such Pillar 2 Tax been incurred. For the avoidance of doubt, any such payment made by Intel Member pursuant to this Section 13.15(a) shall constitute an Additional Intel Contribution.
(b)    For the purposes of this Section 13.15, the terms “Constituent Entity”, “MNE Group” and “Ultimate Parent Entity” shall be construed in accordance with the OECD “Pillar Two” rules relating to global minimum tax / the Global Anti-Base Erosion Rules (the “GloBE Rules”) and/or in accordance with any equivalent or similar terms in any legislation based on the GloBE Rules that is adopted in Ireland.
ARTICLE 14
COVENANTS OF THE MEMBERS

The applicable Member(s) hereby covenant to, and agree with, the other Members and the Company, severally and not jointly and solely on its own behalf, as follows:
Section 14.1    Enforcement of Certain Contracts.
(a)    Affiliate Contracts.
(i)    The Company shall comply with and enforce its material rights under the Fab Availability Agreement, the Risk of Loss Agreement, the Operations and Maintenance

Agreement, the Administrative Services Agreement, the Wafer Fabrication Agreement, the Intel Parent Guaranty, the Offtake Agreement or any other material agreement entered into between the Company, on the one hand, and Intel Member or any of its Affiliates other than the Company, on the other hand (collectively, the “Affiliate Contracts”). To the extent that there is a breach of a material obligation by Intel Member or any of its Affiliates under any Affiliate Contract, Co-Investor Member shall be entitled to seek performance on behalf of the Company from Intel Member under such Affiliate Contract (or, to the extent Intel Member is not the counterparty to such Affiliate Contract, the Intel Member-Affiliated counterparty to such Affiliate Contract), or any applicable guarantor. Any recovered damages shall be held and accounted for, and permitted to be used or distributed by the Company, in each case, in the same manner as such amounts would have been held, accounted for and used or distributed if such Affiliate Contract had not been breached.
(ii)    Without limiting the Board’s right to cause the Company to do the same (which cannot be used to prohibit the right of Co-Investor Member in this Section 14.1(a)(ii)), Co-Investor Member shall have the right to cause the Company to (i) pursue and exercise its express termination and, if applicable, replacement rights under the Affiliate Contracts (any such election to terminate and, if applicable, to replace, except for any election to terminate the Wafer Fabrication Agreement or engage a Replacement Operator under the Operations and Maintenance Agreement, a “Co-Investor Termination Election”), (ii) provide a notice of the beginning of the Operational Term under the Offtake Agreement to the Purchaser, (iii) deliver a Notice of Disagreement in connection with the determination of the Owner Termination Payment pursuant to Section 6.1.4 of the Fab Availability Agreement or in connection with the Fab Salvage Value or the Call Right Fair Market Value pursuant to Section 3.2.3 of the Risk of Loss Agreement and (iv) pursue and exercise its other express rights under the Affiliate Contracts (including any approval or consent right under the Intel Parent Guaranty).
(iii)    Notwithstanding anything herein to the contrary, the Parties agree that in no event shall Co-Investor Member be entitled to seek a termination payment under more than one (1) Affiliate Contract. For the avoidance of doubt, Co-Investor Member shall have the right to cause the Company to deliver the Company Termination Notice under the Operations and Maintenance Agreement to elect either (but not both) of the termination remedies under Section 8.1.3 of the Operations and Maintenance Agreement.
(b)    Company Obligations. Each of Intel Member and Co-Investor Member shall exercise its respective rights under this Agreement to cause the Company to comply with its obligations under this Agreement, the Fab Availability Agreement, the Risk of Loss Agreement, the Operations and Maintenance Agreement and the Administrative Services Agreement.
Section 14.2    Third Party Contracts. Pursuant to the terms of the Administrative Services Agreement, the Manager may require the Company to enter into contracts directly with third-party providers selected by the Manager to perform the work or services thereunder, pursuant to the terms thereof; provided, that, the Manager shall bear all costs thereunder and shall covenant to administer and enforce all such contracts in all material respects. Intel Member shall be permitted to cause the Company to comply with the foregoing.

Section 14.3    Ownership of Units. Each of the Members is, and at all times shall remain, in material compliance with all Applicable Laws respecting their ownership of the Units and status as a Member of the Company.
Section 14.4    Economic Incentives. Each Member agrees that it shall cooperate to comply with Applicable Laws or regulations that would make Members or their respective Affiliates (including the Company) under any Affiliate Contract eligible for Economic Incentives.
Section 14.5    Co-Investor Member Representations and Warranties. None of Co-Investor Member or any of its Affiliates shall take, fail to take, or permit to be taken, any action that would cause such Person to be in breach of the following representations and warranties; provided, that, prior to determining whether there has been a breach of this Section 14.5 by Co-Investor Member as a result of any action that Co-Investor Member has taken, failed to take or permitted a third party to take, Co-Investor Member shall first have a period of ten (10) calendar days following the earliest date upon which Co-Investor Member knew or would reasonably be expected to know of such breach (but only to the extent such breach is curable without resulting in any Liability to the Company or Intel Member or their respective Affiliates as a result of Co-Investor Member’s breach of this Section 14.5).
(a)    None of Co-Investor Member or its Affiliates, nor any of their respective directors, officers, general partners, managers, employees or agents, in each case, acting on behalf of Co-Investor Member or its Affiliates: (i) has, directly or indirectly violated any applicable Anti-Corruption Laws or Ex-Im Laws, (ii) has been, nor is, a Restricted Person or a Sanctioned Person, (iii) transacted business or had any dealings with or for the benefit of any Restricted Person or Sanctioned Person nor otherwise violated Sanctions, (iv) has received any notice, request, penalty, citation, allegation, inquiry, notice or communication that alleges that the Company, Co-Investor Member or any Person acting for or on behalf or at the direction thereof is under investigation for or may have violated any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, or (v) is aware of any such circumstances in the preceding clauses (i) through (iv) presently in existence likely to give rise to any allegation, inquiry, notice or communication set forth in the foregoing clause (iv). No capital contribution to the Co-Investor Fund Entity by a limited partner has been derived from any illegal or illegitimate activities.
(b)    The Co-Investor Fund Entity has not contributed to Co-Investor Member or the Company capital from an entity that is a partner or investor in the Co-Investor Fund Entity and that is a “foreign entity of concern” as defined in 15 C.F.R. § 231.104, except where the partner or investor is a foreign entity of concern solely by virtue of paragraph (c) of 15 C.F.R. § 231.104 (“Excepted Foreign Entity of Concern”), in which case (i) the amount of capital contributed by the Excepted Foreign Entity of Concern does not exceed five percent (5%) of the aggregate amount of capital contributed from limited partners of the Co-Investor Fund Entity to Co-Investor Member or the Company; (ii) the aggregate amount of capital contributed from the Co-Investor Fund Entity to Co-Investor Member or the Company from such Excepted Foreign Entities of Concern is less than ten percent (10%) of the aggregate amount of capital contributed from the Co-Investor Fund Entity to Co-Investor Member or the Company; (iii) no

Person directly or indirectly holds or has otherwise acquired any economic or voting interest in Co-Investor Member or the Company, other than as a direct result of (and in proportion to) capital contributions made by the Co-Investor Fund Entity to Co-Investor Member or the Company (as applicable) on behalf of such Person; and (iv) no Person directly or indirectly holds or has otherwise acquired any membership or control rights with respect to the Co-Investor Fund Entity’s general partnership which could provide such Persons “control” as that term is defined in 31 C.F.R. §800.208.
(c)    Neither Co-Investor Member nor any of its Affiliates is a “foreign entity of concern” within the meaning of 15 C.F.R. § 231.104.
(d)    For purposes of this Section 14.5, the term “Affiliate” shall have the meaning given to such term in the Purchase Agreement.
Section 14.6    Licenses and Permits. Each Member agrees that it shall use commercially reasonable efforts to cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the Company in connection with obtaining any federal, state, local or foreign license or Permit needed to operate its business or the business of any entity in which the Company invests.
Section 14.7    Indemnities.
(a)    Each Member agrees that it shall indemnify and hold harmless the Company and the other Members from and against all Losses resulting from any breach of any representation, warranty or agreement of such Member in this Agreement or any misrepresentation by such Member in this Agreement (in each case, excluding the Construction Annex, which shall be governed by the indemnities set forth therein).
(b)    In the event the acts or omissions of a Member give rise to any indemnification obligation of the Company under the Purchase Agreement, such Member shall make a Capital Contribution in cash to the Company (for no additional Units) in the amount of such indemnification obligation (an “Indemnity Payment Contribution”), and the Company shall pay such indemnification obligation in accordance with Section 2.1(f).
Section 14.8    Foreign Investment Laws. The Members agree to use reasonable best efforts to minimize the nature and burden of mitigation imposed under Foreign Investment Laws including taking actions and agreeing to certain limitations consistent with this Agreement to reduce the burden of any required mitigation imposed under Foreign Investment Laws; provided, that the foregoing shall in no way limit, restrict, hinder, or otherwise impede Co-Investor Member’s ability to designate at least one (1) Board Member to the Board or restrict Co-Investor Member’s access to information or reporting that would limit, restrict, hinder, materially delay, or prevent Co-Investor Member from providing required information or reports to its or its Affiliates’ lenders.
Section 14.9    Insurance. Intel Member shall obtain and maintain customary directors’ and officers’ liability insurance for the Company consistent with industry standards, which obligation may be satisfied by adding the Company to the liability policies of Intel Parent or any other Affiliate of Intel Member.
Section 14.10    Construction Annex. The Company and each Member shall comply with the terms and conditions of the Construction Annex.
Section 14.11    Foreign Entity of Concern.
(a)    Co-Investor Member shall not take any action that Co-Investor Member or any of its Affiliates knows or reasonably should know would cause Intel Member, Intel Parent or any of their respective Affiliates to breach its obligations under 15 C.F.R. § 231.104 or the terms of any award that they receive under the CHIPS and Science Act of 2022. For purposes of this Section 14.11(a), the term “Affiliate” shall have the meaning given to such term in the Purchase Agreement.
(b)    Co-Investor Member shall not permit any contribution to Co-Investor Member from the Co-Investor Fund Entity that is a “foreign entity of concern” as defined in 15 C.F.R. § 231.104, except where the partner or investor is an Excepted Foreign Entity of Concern, in which case (i) the amount of capital contributed by the Excepted Foreign Entity of Concern does not exceed five percent (5%) of the aggregate amount of capital contributed from limited partners of the Co-Investor Fund Entity to Co-Investor Member or the Company and (ii) the aggregate amount of capital contributed from the Co-Investor Fund Entity to Co-Investor Member or the Company from such Excepted Foreign Entities of Concern is less than ten percent (10%) of the aggregate amount of capital contributed from the Co-Investor Fund Entity to Co-Investor Member or the Company; provided, that, in the event that Co-Investor does permit a contribution to Co-Investor Member by the Co-Investor Fund Entity that is prohibited by the foregoing as a result of a change in Applicable Law, prior to it being a breach of this Section 14.11(b), Co-Investor Member shall have a period of ten (10) calendar days following constructive or actual notice thereof to reallocate such contribution such that it would no longer be in violation hereof.
ARTICLE 15
REPRESENTATIONS OF THE COMPANY
In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:
Section 15.1    Duly Formed. The Company is a duly formed and validly existing Cayman Islands limited liability company under the Act, with all necessary power and authority under the Act to issue the Units to be issued to the Members hereunder.
Section 15.2    Valid Issuance. When the Units are issued to the Members as contemplated by this Agreement and the Capital Contributions required to be made by the Members are made, the Units issued to the Members will be duly and validly issued and, subject to Section 1.12 in respect of Capital Contributions, no additional liability or for any obligations of the Company will attach thereto.
ARTICLE 16
GENERAL
Section 16.1    Management Fees. Neither of Intel Member nor Co-Investor Member shall be entitled to receive any management fee in respect of services rendered to the Company in connection with the actions contemplated by this Agreement; provided, that, this Section 16.1 shall not affect any amounts payable by or to the Company pursuant to other Transaction Documents.
Section16.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Cayman Islands, excluding any conflicts of law rule or principle that might refer such construction to the laws of another jurisdiction; provided, that, the Construction Annex and any provisions related thereto shall be governed by and construed in accordance with the laws of the State of New York.
Section 16.3    Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Except for the resolution of disputes regarding calculation of the Fab Asset Value and Intel Improvement Value pursuant to Section 10.2(c) or claims for misappropriation of trade secrets or breach of confidentiality obligations if the requested relief includes injunctive or other non-monetary relief, any dispute or matter in question between or among the Parties arising out of or related to this Agreement or the breach, termination or validity thereof (a “Dispute”) shall be resolved pursuant to the procedures set forth in this Section 16.3. Any Party shall provide a Dispute Notice to the other Party (or Parties, as applicable) involved in such Dispute. Each Party consents and agrees that, in order to avoid inconsistent interpretations and adjudications of this Agreement and the Main Project Agreements, either Party may, to the extent permitted by Law and without objection from the other Party, whether by means of joinder, consolidation or otherwise, raise two (2) or more Disputes under this Agreement or the Main Project Agreements in the same Dispute resolution proceeding. For the avoidance of doubt, the Parties do not intend by this Section 16.3 to expand the scope of arbitrable Disputes pursuant to Section 8.3.5 of the Risk of Loss Agreement concerning Expert Matters Arbitration (as defined in the Risk of Loss Agreement). The Parties shall use all reasonable efforts to settle the Dispute through negotiation between authorized members of each Party’s senior management, to be held within ten (10) Business Days after the receiving Party’s (or Parties’, as applicable) receipt of the Dispute Notice, at a mutually agreed time and place. If the matter is not resolved within twenty (20) Business Days after the receiving Party’s (or Parties’, as applicable) receipt of the Dispute Notice, then any Party involved in such Dispute may exercise any rights and remedies that may be available at law or in equity, unless expressly prohibited or otherwise restricted by any other provision of this Agreement. Notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing.

(b)    Notwithstanding the foregoing, the Parties irrevocably accept and submit to the jurisdiction of the federal courts (and, in the absence of jurisdiction therein, the New York State Courts) located in the Borough of Manhattan in New York City with respect to any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby, and in any such action, (i) the Parties irrevocably waive any objection to the laying of venue or defense that the forum is inconvenient with respect to any such suit, action or proceeding for such purpose, and (ii) each of the Parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 16.4 of this Agreement or in any other manner permitted by Applicable Law. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. This consent to jurisdiction is being given solely for purposes of this Agreement, and it is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. The Parties acknowledge and agree that terms and conditions of this Agreement have been freely, fairly and thoroughly negotiated.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 16.4    Notices. All notices and other communications to be given to any Party (each, a “Notice”) shall be sufficiently given for all purposes hereunder if in writing and: (a) upon delivery, if delivered by hand; (b) immediately, if transmitted via e-mail with the subject line “Project Grange Notice” (with confirmation by non-automated reply); (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch); or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications hereunder shall be delivered to the addresses set forth below:
if to Intel Member or the Company:
Intel Corporation
2200 Mission College Boulevard
Santa Clara, California 95054
Attention: Patrick Bombach
Email:     patrick.bombach@intel.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention: Aryan Moniri; Christopher J. Bors; Nike O. Opadiran
Email:    aryan.moniri@skadden.com; christopher.bors@skadden.com;
    nike.opadiran@skadden.com
and
if to Co-Investor Member:
AP Grange Holdings, LLC
c/o AP HGA Manager, LLC
9 West 57th Street, 9th Floor
New York, New York 10019
Attention: Bill Kuesel and Michael Lotito
Email:    BKuesel@apollo.com; mlotito@apollo.com
with a mandatory copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Ravi Purohit; Ross Fieldston; Gregory Ezring
Email:    rpurohit@paulweiss.com; rfieldston@paulweiss.com; gezring@paulweiss.com
Section 16.5    Execution of Documents. From time to time after the date of this Agreement, upon the request of the Board, each Member will perform, or cause to be performed, all such additional acts, and will execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be reasonably required to effectuate the purposes of this Agreement. Each Member, including any new and substituted Member, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the Board or any Person designated by the Board to act on such Member’s behalf for purposes of this Section 16.5 as such Member’s true and lawful attorney-in-fact with full power and authority in such Member’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:
(a)    all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the Board deems appropriate to qualify or to continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business or in which such qualification or continuation is, in the opinion of the Board, necessary to protect the limited liability of the Members;

(b)    all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and
(c)    all conveyances and other instruments that the Board deems appropriate to reflect the winding up and dissolution of the Company.
The appointment of each member of the Board as such Member’s attorney-in-fact to act on its behalf for purposes of this Section 16.5 is irrevocable and is intended to secure a proprietary interest of the donee of the power in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of the Company, and will survive the bankruptcy or dissolution of any Member giving such power and the transfer or assignment of all or any part of such Member’s Units; provided, however, that in the event of a Transfer by a Member of all of its Units, the power of attorney given by the Transferor will survive such assignment only until such time as the transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed, and recorded to effect such substitution.
Section 16.6    Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by all Members. Any amendment or modification to this Agreement made in breach of this Section 16.6 shall be void ab initio and of no force or effect.
Section 16.7    Successors. This Agreement will be binding upon the executors, administrators, estates, heirs and legal successors of the Members.
Section 16.8    Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by Applicable Law.
Section 16.9    No Third Party Rights. Except as expressly provided herein, the provisions of this Agreement are solely for the benefit of the Company, the Board and the Members and no other Person, including creditors of the Company, will have any right or claim under the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement. The consent of or notice to any Person who is not a Party to this Agreement shall not be required for any termination rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time. Notwithstanding the foregoing, each Exempted Person not otherwise party to this Agreement shall be an express third-party beneficiary of this Agreement as though such Exempted Person was a Party.

Section 16.10    Specific Performance. The Parties recognize that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement (including the Construction Annex) or the other organizational documents of the Company, any Party which may be injured (in addition to any other remedies which may be available to that Party) shall be entitled to seek one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach, all without the need to post a bond and in an expedited hearing. Without limiting the foregoing, (i) Intel Member shall have the right to seek enforcement on behalf of the Company of the indemnity of Co-Investor Member pursuant to Section 2.1(c) and (ii) Co-Investor Member shall have the right to seek enforcement on behalf of the Company of the Intel Parent Guaranty.
Section 16.11    Entire Agreement. This Agreement, the Transaction Documents and the other agreements contemplated hereby and thereby constitute the entire agreement of the Members and their Affiliates relating to the Company and supersede all prior meetings, communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the Company, whether oral or written, none of which will be used as evidence of the Parties’ intent. In addition, each Party acknowledges and agrees that all prior drafts of this Agreement contain attorney work product and will in all respects be subject to the foregoing sentence.
Section 16.12    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
Section 16.13    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement and any amendments hereto or thereto, to the extent signed and delivered by means of electronic delivery (i.e., by email of a PDF signature page), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person, and the Parties shall be entitled to rely on any such electronic signature for the purposes of the Electronic Transactions Act (as amended) of the Cayman Islands. At the request of any Party or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument will raise the use of an electronic signature or the fact that any signature or agreement or instrument was transmitted or communicated electronically as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
Section 16.14    Survival. Section 3.1, Section 6.5 and Article 11 will survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the Company.
Section 16.15    Amended and Restated Agreement. The Initial LLC Agreement is hereby amended and restated in its entirety.
Section 16.16    Definitions and Rules of Interpretation.
(a)    Defined Terms. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto.
(b)    Exhibits; Schedules; Annexes. This Agreement includes all Exhibits, Schedules and Annexes attached hereto, and any reference in this Agreement to an “Exhibit”, a “Schedule” or an “Annex” by letter or number designation or by title shall mean the corresponding Exhibit, Schedule or Annex identified in the table of contents. Each Exhibit, Schedule and Annex attached to this Agreement is incorporated into this Agreement in its entirety by this reference.
(c)    Interpretation.
(i)    Terms defined in a given number, tense or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number, tense or form. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(ii)    “Hereof,” “herein,” “hereto,” “hereinafter” and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Agreement taken as a whole.
(iii)    When a reference is made in this Agreement to an Article, Section, subsection, clause, Annex, Exhibit or Schedule, such reference is to an Article, Section, subsection, clause, Annex, Exhibit or Schedule of this Agreement unless otherwise specified.
(iv)    The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” and, unless otherwise specified shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation. The term “or” is not exclusive.
(v)    A reference to any Party to this Agreement or in any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(vi)    Reference to any Applicable Law means such Applicable Law existing at the relevant time, as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder. Any agreement or document defined or referred to herein means such agreement or document as from time to time amended, supplemented or otherwise modified.
(vii)    The word “U.S.” means the United States of America, the word “federal” means U.S. federal and the word “State” means any U.S. state. Any reference to “dollar”, “dollars” or “$” shall mean U.S. dollars.
(viii)    Any reference to a “day” or number of “days” (without the explicit qualification of “business”) will be deemed to refer to a calendar day or number of calendar days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in Ireland or Santa Clara, California, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.
(ix)    Unless the context otherwise requires with respect to defined terms set forth herein, all accounting terms used in respect of the Company are to be interpreted in accordance with GAAP. All determinations of an accounting nature in respect of the Company required to be made will be made in a manner consistent with GAAP, as consistently applied by the Company. Nothing herein shall restrict the accounting terms utilized by the Members, or require determinations of an accounting nature in respect of any Member to be made in a manner consistent with GAAP or require any Member to adhere its books and records to GAAP.
(x)    Unless the context otherwise requires, references to Intel Member and Company in this Agreement shall be to each of its respective capacities as “Intel Member” and “Company”, as applicable, under this Agreement and not to such Person acting in different capacities under the applicable Main Project Agreements.
(xi)    The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
(d)    Headings. All headings or captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Documentation Format. This Agreement and all documentation to be supplied hereunder shall be in the English language and all units of measurement in this Agreement and all such documentation shall be specified in dimensions as customarily used in the United States.
Section 16.17    Non-Recourse. Notwithstanding anything to the contrary set forth in this Agreement but without limiting the terms of any other agreement, there shall be no obligations whatsoever of any Affiliate, member, stockholder, officer, employee, director or partner of any Member under this Agreement. For the avoidance of doubt but in each case in no way limiting the obligations of Co-Investor Member, in no event shall Apollo Global Management, Inc. or any of its Subsidiaries or (a) any portfolio company of, (b) any fund managed or advised by, or (c) any general partner or fund manager of a fund managed or advised by, Apollo Global Management Inc. or any of its Subsidiaries or any Affiliate thereof be required to take any action in connection with an obligation of Co-Investor Member hereunder (including any obligation qualified by a commercially reasonable, reasonable best or other similar efforts standard). Solely for purposes of this Section 16.17, “Affiliate” shall mean, with respect to the Co-Investor Member, any other Person that directly, or indirectly through one or more intermediaries, Controls, is under common Control with, or is Controlled by such specified Person.
Section 16.18    Offtake Notice Requirement. Intel Member will cause the Company to promptly deliver to the purchasers of any Wafers (including under the Offtake Agreement) notice that Wafers are available to be sold by the Company in commercially reasonable quantities no later than the OMA Commencement Date.
Section 16.19    Net Settlements.
(a)    If a Margin Adjustment Event has occurred with respect to the Operations and Maintenance Agreement, then, concurrently with the delivery of any subsequent Operator Invoice (as defined in the Operations and Maintenance Agreement), on the date such Operator Invoice is delivered, the Company shall issue a Discretionary Capital Call to cause Intel Member to make an Additional Intel Contribution in an amount sufficient to cover the corresponding Invoice Adjustment Amount on or before payment of such Operator Invoice.
(b)    If a Margin Adjustment Event has occurred with respect to the Construction Annex, then, concurrently with the delivery of a Wafer Manufacturing Invoice (as defined in the Construction Annex), on the date such Wafer Manufacturing Invoice is delivered the Company shall issue a Discretionary Capital Call to cause Intel Member to make an Additional Intel Contribution in an amount sufficient to cover the corresponding Invoice Adjustment Amount on or before payment of such Wafer Manufacturing Invoice.
(c)    If any Governmental Authority imposes any amount of Tax, fee, fine, levy, penalty or other governmental charge on the Company or any of its Subsidiaries (if any) or branches with respect to, relating to or as a result of a Margin Adjustment Event or an adjustment to the per-Wafer adder set forth in clause (b)(i) of the definition of Wafer Price (as defined in the Offtake Agreement and the Wafer Fabrication Agreement) (a “Net Settlement Governmental Charge”), Intel Member shall (i) promptly notify Co-Investor Member upon becoming aware of the Net Settlement Governmental Charge, and (ii) pay to the Company as an Additional Intel Contribution the amount required to ensure that Co-Investor Member shall receive the same amount as it would have received on an “after-tax basis” under this Agreement, had no Net Settlement Governmental Charge been imposed.

(c)    In no event shall the amount of an Invoice Adjustment Amount be greater than the amount of the corresponding Additional Intel Contribution required to be pursuant to Sections 16.19(a) and (b) above.
(e)    For each applicable period, Intel Member and Co-Investor Member shall in good faith cooperate to determine the reduction, if any, to the Company’s Tax Liabilities as a result of a Margin Adjustment Event corresponding to an Additional Intel Contribution for such period (calculated on a “with and without” basis) (such amount, the “Company Tax Reduction Amount”). The Company shall maintain an amount of cash equal to the agreed Company Tax Reduction Amount in a segregated account and shall pay over such amount (net of any outstanding obligation by Intel Member to make an Additional Intel Contribution pursuant to this Agreement) to Intel Member when and to the extent such Company Tax Reduction Amount is realized in the form of cash Tax savings as reported on the filing of the Company’s applicable Tax return. If following the payment of any Company Tax Reduction Amount for any applicable period, as a result of an Additional Intel Contribution for such period, the Company’s Tax Liabilities are determined to be in excess of the amount of the Company Tax Liabilities as previously determined, Intel Member shall return the applicable portion of the Company Tax Reduction Amount previously received by Intel Member with respect to such period.
(f)    Schedule 16.19(f) sets forth illustrative examples of the foregoing net settlement provisions.
Section 16.20    Inventory. Intel Member agrees that it will not, and will cause the Company not to, utilize or manage the Company’s inventory of Wafers and determination or calculation of any Wafers that could be considered Bonus Wafers (as defined in each of the Construction Annex, the Wafer Fabrication Agreement and the Offtake Agreement) with the primary purpose of circumventing in any way Intel Member’s or Purchaser’s obligations under any Main Project Agreements including, but not limited to, Purchaser’s obligations relating to the Minimum Volume Commitment, MVC Shortfall Damages (each as defined in the Offtake Agreement), and or any liquidated damage payments related thereto.
* * * *

This Agreement is executed and delivered as a deed on the date first written above.

THE COMPANY
THE COMPANY
GRANGE NEWCO LLC
By:
    Name:
    Title:
Witnessed by:

    Name:

Signature Page to Amended and Restated Limited Liability Company Agreement of Grange Newco LLC

MEMBERS

INTEL MEMBER
INTEL IRELAND LIMITED
By:
    Name:
    Title:

Witnessed by:

    Name:

Signature Page to Amended and Restated Limited Liability Company Agreement of Grange Newco LLC

MEMBERS
CO-INVESTOR MEMBER
AP GRANGE HOLDINGS, LLC
By: AP HGA Manager LLC, its managing member
By:
    Name:
    Title:

Witnessed by:

    Name:

Signature Page to Amended and Restated Limited Liability Company Agreement of Grange Newco LLC

Signature Page to Amended and Restated Limited Liability Company Agreement of Grange Newco LLC

EXHIBIT A
DEFINITIONS
“Act” is defined in the recitals to this Agreement.
“Additional Capital Contribution” is defined in Section 1.12(a).
“Additional Co-Investor Contribution” is defined in Section 1.12(d)(i)(1).
“Additional Intel Contribution” is defined in Section 1.12(d)(i)(2).
“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Purchase Agreement Execution Date, by and between Intel Member and the Company.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is under common Control with, or is Controlled by such specified Person; provided, that, for all purposes hereunder, in no event shall Co-Investor Member be deemed an Affiliate of the Company, and except in the case of Section 14.5 and Section 14.11(a) (subject to the definition of “Affiliate” referred to in such sections), in no event shall Apollo Global Management, Inc. or any of its Subsidiaries or (i) any portfolio company or (ii) any fund managed or advised by, or (iii) any general partner or fund manager of a fund managed or advised by, Apollo Global Management, Inc. or any of its Subsidiaries or any Affiliate thereof by considered to be an Affiliate of Co-Investor nor shall Co-Investor Member be considered an Affiliate of such parties.
“Affiliate Contracts” is defined in Section 14.1(a).
“Agreed Rate” means a rate per annum which is equal to ten percent (10%).
“Agreement” is defined in the preamble to this Agreement.
“Annual Operating Budget” is defined in the Operations and Maintenance Agreement.
“Annual Services Fee” is defined in the Risk of Loss Agreement.
“Anti-Corruption Laws” is defined in the Purchase Agreement.
“Applicable Law” means and includes any statute, license, law, rule, regulation, code, ordinance, judgment, Permit Requirement, decree, writ, legal requirement or order, of any national, federal, state or local court or other Governmental Authority, and the official, written judicial interpretations thereof, applicable to the Site, Fab 34 or the Parties.
“Applicable Securities Laws” is defined in Section 10.3(b)(ii).
“Arranger Fee” is defined in the Arrangement Fee Agreement.

“Arrangement Fee Agreement” means the Arrangement Fee Agreement, dated as of [●], by and between the Company and Co-Investor Member.
“Asset Transfers and Substitutions” is defined in the Fab Availability Agreement.
“Assignee” is defined in Section 8.1(c).
“Assignor” is defined in Section 8.1(b).
“Board” is defined in Section 4.1(a).
“Board Member” is defined in Schedule 4.1.
“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which banks are generally open for business in Ireland and Santa Clara, California.
“Call Right Exercise Price” is defined in Section 10.2(a).
“Call Right Fair Market Value” is defined in Section 10.2(b)(i).
“Called Units” is defined in Section 10.1.
“Capital Call” is defined in Section 1.12(b).
“Capital Call Notice” is defined in Section 1.12(b).
“Capital Commitment” is defined in Section 1.12(c)(ii).
“Capital Contribution” means, with respect to any Member, the sum of the amount of cash contributed, or deemed to be contributed, to the Company with respect to the Units held by such Member pursuant to this Agreement.
“Certificate” is defined in the recitals to this Agreement.
“Closing” is defined in the Purchase Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Co-Investor Default Call” is defined in Section 10.5.
“Co-Investor Fund Entity” means AP HGA Manager LLC.
“Co-Investor Indemnified Parties” is defined in Section 12.5.
“Co-Investor Liability” means any costs of the Indemnified Parties from any Losses to the extent arising or resulting from (a) the action or failure to act of Co-Investor Member, its Affiliates, its and its Affiliates’ investors, its financing sources, and its and their respective Representatives, including the Co-Investor Managers (collectively, the “Co-Investor Parties”), other than to the extent (i) such action or failure to act is the exercise of a right or entitlement by Co-Investor Member, or the performance of an obligation by Co-Investor Member, under this Agreement (other than the withholding of consent with respect to agreeing to any equitable relief under any Affiliate Contract pursuant to item 7 set forth on Exhibit C), or (ii) such costs arise or result from the willful misconduct, bad faith, negligence or a breach of any contractual obligations by an Indemnified Party; (b) any litigation, claim or other dispute brought against or involving the Company by a Co-Investor Party, to the extent that the claims of such Co-Investor Party are finally determined pursuant to a final, non-appealable order by a court or arbiter of competent jurisdiction to be without merit; (c) any direct or indirect transfers by or of Co-Investor Member; or (d) the failure of Co-Investor Member to pay any Deferred Payment under the Purchase Agreement (or the dispute of any distribution from the Escrow Account of all or any portion of any such Deferred Payment).
“Co-Investor Liability Contributions” is defined in Section 2.1(e).
“Co-Investor Liability Notice” is defined in Section 2.1(e).
“Co-Investor Liability Trigger” is defined in Section 2.1(e).
“Co-Investor Managers” is defined in Schedule 4.1.
“Co-Investor Member” is defined in the preamble to this Agreement.
“Co-Investor Parties” is defined in the definition of Co-Investor Liability.
“Co-Investor Qualified Transferee” means a Person that (a) is primarily engaged, or is an Affiliate of an entity that is primarily engaged, in investing in infrastructure (including energy, transmission, oil and gas, roads, bridges, datacenters and other long-lived assets with predictable cash flows) or real assets (or the owners thereof) or real estate assets (or the owners thereof), the total value of which assets or assets under management exceeds $1 billion ($1,000,000,000), (b) is not, and is not an Affiliate of, an entity primarily engaged in distressed or activist investments and (c) is not an Intel Competitor.
“Co-Investor ROFO Determination Date” is defined in Section 9.1(c).
“Co-Investor Specified Units” means Co-Investor Member’s Units, which Co-Investor Member may, at its option and sole discretion, at any time prior to the exercise of the Intel Call Right, propose to exercise its rights pursuant to Schedule SE (to the extent Co-Investor Member is granted such rights pursuant to Schedule SE).
“Co-Investor Termination Election” is defined in Section 14.1(a)(ii).
“Company” is defined in the preamble to this Agreement.
“Company Accounts” means, collectively, the Operating Account, the Incentive Account and the Extraordinary Receipts Account.

“Company Net Liabilities” means, at the time of determination, any Liabilities of the Company that are not permitted to be paid with funds on deposit in the Operating Account.
“Company Termination Notice” is defined in the Operations and Maintenance Agreement.
“Confidential Information” is defined in Section 6.4(a).
“Construction Annex” means the Construction Annex attached hereto as Annex I.
“Construction Report” is defined in the Construction Annex.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Created IP” is defined in Section 1.14(a).
“Creditworthiness Requirements” means, with respect to a Person, such Person has a long-term credit rating from at least two (2) of S&P, Moody’s and Fitch that is not lower than the long-term credit ratings assigned by such rating agency (in each case, to the extent such rating agency rates the corporate debt of Intel (or the other Person being replaced in such transaction)) to Intel (or the other Person being replaced in such transaction) immediately preceding such assignment.
“Cure Period End Date” is defined in Section 10.5.
“Deferred Payment” is defined in the Purchase Agreement.
“Disclosing Party” is defined in Section 6.4(a).
“Discretionary Capital Calls” is defined in Section 1.12(d)(i).
“Discretionary Capital Contribution” is defined in Section 1.12(d)(i)(2).
“Discretionary Capital Expenditures” is defined in the Fab Availability Agreement.
“Dispute” is defined in Section 16.3(a).
“Dispute Notice” is defined in Section 2.1(e).
“Disputed Matters” is defined in Section 10.2(c)(i).
“Disputing Member” is defined in Section 10.2(c)(i).
“Distributable Cash” means, with respect to each full Fiscal Quarter of the Company and calculated immediately following the completion thereof, (i) all cash and cash equivalents received by the Company and required to be deposited in the Operating Account, less (ii) any amounts used to pay Liabilities (other than Company Net Liabilities) as determined by the Board in good faith permitted to be funded with funds out of the Operating Account, less (iii) any cash reserves reasonably anticipated by the Board in good faith to be necessary to pay Liabilities (other than Company Net Liabilities) permitted to be funded with funds out of the Operating Account and for which cash is not reasonably expected to be received prior to such Liabilities becoming due, and less (iv) any amounts available to repay principal and accrued interest in respect of any outstanding Member Loans (as applicable) in accordance with Section 1.13 and the Line of Credit.
“Distribution” means cash distributed or paid by the Company to a Member in respect of the Member’s Units, whether by liquidation, distribution, dividend, redemption or repurchase by the Company of any Units or otherwise.
“Dissolution Events” is defined in Section 11.3.
“Economic Incentives” means any sources of support or incentives (including support, credits or incentives relating to Tax) from federal, state or local government, from economic development entities, from private entities as part of an overall economic incentives arrangement, or from electric, gas, water or wastewater service providers, in each case, related to or affecting the semiconductor industry, manufacturing or Fab 34, including applicable Irish and/or European Union legislation, including the incentives set forth in Schedule EI attached hereto.
“Effective Date” is defined in the preamble to this Agreement.
“Equipment” is defined in the Construction Annex.
“Equity Commitment Letter” means that certain equity commitment letter agreement, dated as of [●], by and among Arch Capital Management, L.P., AP Grange Holdings LLC, Intel Member and the Company.
“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” is defined in the Purchase Agreement.
“Ex-Im Laws” is defined in the Purchase Agreement.
“Excepted Foreign Entity of Concern” is defined in Section 14.5(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.
“Exempted Person” means (a) Intel Member, Intel and each of their respective shareholders, members, Affiliates, managers and officers, (b) Co-Investor Member, Co-Investor and each of their respective shareholders, members, Affiliates, managers and officers, excluding, in each of clauses (a) and (b), the Company and any such Person that would qualify as an Exempted Person solely by reason of its affiliation or service relationship with the Company, (c) the Intel Managers and (d) the Co-Investor Managers.
    “Extraordinary Receipts” is defined in Section 2.1(c).
“Extraordinary Receipts Account” is defined in Section 2.1(c).
“Fab 34” is defined in Exhibit B attached hereto.
“Fab Asset Value” is defined in Section 10.2(b)(ii).
“Fab Availability Agreement” means the Fab Availability Agreement, dated as of the date hereof, by and between the Company and Intel Member, substantially in the form attached hereto as Annex II.
“Fab Salvage Value” is defined in the Risk of Loss Agreement.
“Fair Value” means as applied to any asset of any kind or nature:
(a)    as applied to any asset constituting cash or cash equivalents, the amount of such cash or cash equivalents;
(b)    as applied to any asset constituting publicly traded securities that may be immediately sold in the public markets without any restrictions or limitations, the average, over a period of twenty-one (21) calendar days consisting of the date of valuation and the twenty (20) consecutive Business Days prior to that date, of the average of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day such securities are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization; and
(c)    as applied to any assets other than cash, cash equivalents, or publicly traded securities that may be immediately sold in the public markets without any restrictions or limitations, the fair market value of such assets, as determined by the Board, which shall take into account any factors that it reasonably deems relevant.

“Financial Information” is defined in Section 6.4(b).
“Financial Investor” means any Person, including any Subsidiary of such Person, (a) whose principal business activity is the acquiring, holding and selling limited partner or equivalent investments in, or debt securities of, other Persons and, in relation to the Company, is in fact a holder of solely such investments or debt securities, (b) who does not and will not have management control of or material veto rights with respect to Co-Investor Member and (c) who is not entitled, and to which Co-Investor Member will not provide, Confidential Information regarding the Company, Intel Member or any of their respective Affiliates other than Financial Information.
“Financing” means any debt financing, tax equity or other equity financing or other credit support provided to Co-Investor Member or any of its Affiliates in connection with the Company.
“Financing Losses” means any required payment or prepayment of amounts owed in connection with the Financing or any damages, losses, costs and expenses (including all attorneys’ fees, consultant fees and litigation expenses actually incurred) directly or indirectly arising out of or resulting from the Financing.
“Fiscal Quarter” means the fiscal quarter of Intel Parent, which shall be the same as the fiscal quarter of the Company.
“Fiscal Year” means the fiscal year of Intel Parent, which shall be the same as the fiscal year of the Company.
“Fitch” means Fitch Ratings, Inc., a credit rating agency.
“Force Majeure Casualty Event” is defined in the Risk of Loss Agreement.
“Forced Company Sale” is defined in Section 10.1.
“Forced Transfer Units” is defined in Section 10.1.
“Foreign Investment Laws” means any Applicable Laws, including any state, national or multi-jurisdictional Applicable Laws, that are designed or intended to prohibit, restrict or regulate action by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.
“Fraud” means, with respect to any Party, actual and intentional common law fraud under New York law committed by such Party with respect to the making of any representation or warranty set forth in this Agreement or in any other document or certificate delivered in connection with this Agreement. Unless otherwise permitted by Applicable Law, a claim for Fraud may only be made against the Party committing such Fraud.
“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means applicable national, federal, state, county, municipal and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations, other authorities lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power, or other subdivisions of any of the foregoing having a regulatory interest in or jurisdiction over the Site, Fab 34 or the Parties.
“Incentive Account” is defined in Section 2.1(b).
“Incentive Distribution” is defined in Section 2.1(b).
“Indebtedness” of a Person means (a) all indebtedness of such Person for money borrowed whether short-term or long-term and whether secured or unsecured, (b) reimbursement obligations in respect of letters of credit, performance bonds, surety bonds, banker’s acceptances and similar instruments issued for the account of such Person, (c) obligations under leases, (d) obligations for the deferred purchase price of assets, properties, securities, goods or services, including all seller notes, conditional sale or title retention arrangements and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (other than account payables incurred in the ordinary course of business), (e) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (f) all interest, fees, expenses, prepayment penalties, “breakage costs” or similar payments owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (g) indebtedness of the types referred to in clauses (a) through (f) above of another Person that is guaranteed by such Person or secured by the assets of such Person.
“Indemnified Parties” means, collectively, the Company, Intel Parent, Intel Member, their respective Subsidiaries and other Affiliates, their respective Subsidiaries’ and other Affiliates’ investors and financing sources, and their respective Representatives, including the Intel Managers.
“Indemnity Payment Contribution” is defined in Section 14.7(b).
“Initial LLC Agreement” is defined in the recitals to this Agreement.
“Insurable Casualty Event” is defined in the Risk of Loss Agreement.
“Intel Call Notice” is defined in Section 10.3(a).
“Intel Call Right” is defined in Section 10.1.
“Intel Competitor” is defined in Schedule IC.
“Intel Group” means Intel Parent, Intel Member, the Intel Managers and any of their respective Affiliates, and any Subcontractors, directors, officers, shareholders (other than public shareholders of Intel Parent), partners, members, managers, employees, agents, advisors, successors, transferees, lenders, assignees and representatives of any of the foregoing, in each case, except for the Company.

“Intel Improvement Value” is defined in Section 10.2(b)(iv).
“Intel IP” is defined in Section 1.14(b).
“Intel Loss Event” is defined in the Risk of Loss Agreement.
“Intel Loss Termination Event” is defined in the Risk of Loss Agreement.
“Intel Manager” is defined in Schedule 4.1.
“Intel Member” is defined in the preamble to this Agreement.
“Intel Offer” is defined in Section 9.1(b).
“Intel Parent” or “Purchaser” means Intel Corporation, a Delaware corporation, and any surviving corporation as the result of a merger of Intel Corporation with and into another Person.
“Intel Parent Guaranty” is defined in the Purchase Agreement.
“Intellectual Property” means all common law or statutory intellectual property and industrial property rights of every kind and description throughout the world, whether registered or not, including (a) patents and patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in software (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secret rights, including in ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (f) moral rights and rights of attribution and integrity, (g) Internet domain names, (h) all rights in other similar intangible assets, and (i) all applications and registrations for the foregoing in any jurisdiction.
“Invested Capital” means the sum of the Purchase Price paid by Co-Investor Member under the Purchase Agreement (net of any returned Deferred Payments), plus all Capital Calls funded by Co-Investor Member as of the date that Intel Member exercises the Intel Call Right, minus all Distributions to Co-Investor Member hereunder, minus all outstanding principal and interest on Member Loans (if any), minus all unpaid Tax Indemnification Payments (if any, together with interest thereon), minus all outstanding principal and interest on Co-Investor Liability (if any) and minus Co-Investor’s Pro Rata Share of the outstanding principal amount of, and interest on, advances under the Line of Credit.
“Invoice Adjustment Amount” means, for any Payment Period (as defined in the Operations and Maintenance Agreement) as to which there is a Margin Adjustment Event, the aggregate dollar amount of the adjustment to (a) the amount set forth in clause (a)(ii) of the definition of Operator Costs as a result of a Margin Adjustment Event; and (b) the amount set forth in clause (b) of the definition of Wafer Manufacturing Costs (as defined in the Construction Annex) as a result of such Margin Adjustment Event.
“IRR” means the unlevered quarterly compounded internal rate of return, calculated based on actual inflows and outflows as of the relevant measurement date and using the “XIRR” function in Microsoft Excel, that is realized by Co-Investor Member on its Forced Transfer Units, Called Units or Co-Investor Specified Units from the later of the Closing and the acquisition of such Units through the relevant date for the calculation of the Call Right Fair Market Value of such Units, it being understood that (i) the only inflows for purposes of this calculation shall be (a) the Purchase Price paid by Co-Investor Member under the Purchase Agreement (net of any returned Deferred Payments) and (b) the aggregate amount of all Capital Calls funded by Co-Investor Member as of the relevant date of calculation (expressed as a negative value) and (ii) outflows for purposes of this calculation shall include (a) all Distributions to Co-Investor Member hereunder, (b) all outstanding principal and interest on Member Loans (if any), (c) all unpaid Tax Indemnification Payments payable by Co-Investor Member (if any, together with interest thereon), (d) all unpaid Co-Investor Liabilities (if any, together with interest thereon) (expressed as a positive value), (e) Co-Investor Member’s Pro Rata Share of the outstanding principal amount of, and interest on, advances under the Line of Credit (after taking into account any cash drawn from the Line of Credit which is then currently held in the Company’s Operating Account as of the date of determination of IRR, as applicable) and (f) any amount paid (or to be paid) to Co-Investor Member in respect of its Forced Transfer Units, Called Units or Co-Investor Specified Units in the transaction giving rise to the calculation of IRR.
“Law” means any constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, order, proclamation, resolution, declaration, or interpretative or advisory opinion or letter of an applicable domestic, foreign or international Governmental Authority.
“Liabilities” means any payment obligation of the Company (including, for the avoidance of doubt, in respect of any liability, debt, Tax or other obligation).
“Lien” means any lien, mortgage, pledge, charge or security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.
“Line of Credit” is defined in Section 2.1(a)(ii).
“Lock-Up Date” is defined in Section 8.2(b)(ii).
“Loss Event Payment” means any amount payable by the Company under the Risk of Loss Agreement other than the Annual Services Fee.
“Losses” means any and all claims (including environmental claims), liabilities, damages, losses, causes of action, fines, penalties, Taxes, litigation, lawsuits, administrative proceedings, administrative investigations, costs, disbursements and expenses, including reasonable attorneys’

fees, court costs, and other costs of suit, arbitration, dispute resolution or other proceedings, including those owed to third parties, of whatsoever kind and nature; provided, however, that in no event shall Losses for which the Company or Intel Member is responsible include (x) any Financing Losses or (y) any Co-Investor Liabilities or any amounts derived from, imposed on, incurred or suffered by or asserted against any Person to the extent in any way relating to, arising out of or in connection with any Co-Investor Liabilities.
“M&E” is defined in Section 10.2(b)(ii)(1)(x).
“M&E Value” is defined in Section 10.2(b)(ii)(1).
“Main Project Agreements” means, collectively, the Fab Availability Agreement, the Risk of Loss Agreement, the Operations and Maintenance Agreement, the Administrative Services Agreement, the Offtake Agreement, the Wafer Fabrication Agreement and the Intel Parent Guaranty.
“Maintenance Capital Expenditures” is defined in the Operations and Maintenance Agreement.
“Major Casualty Event” is defined in the Risk of Loss Agreement.
“Manager” is defined in the Administrative Services Agreement.
“Managers” is defined in Schedule 4.1.
“Margin Adjustment Event” means (i) with respect to the Operations and Maintenance Agreement, any adjustment to the per-Wafer margin set forth in clause (a)(ii)(A) of the definition of Operator Costs, and (ii) with respect to the Construction Annex, any adjustment to the per-Wafer margin set forth in clause (b)(i) of the definition of Wafer Manufacturing Costs (as defined in the Construction Annex), except, in either case, if a corresponding adjustment is made to the per-Wafer adder set forth in clause (b)(i) of the definition of Wafer Price (as defined in the Offtake Agreement and the Wafer Fabrication Agreement).
“Material Contracts” is defined in the Purchase Agreement.
“Maximum Covered Loss Limit” is defined in the Risk of Loss Agreement.
“Member Loans” is defined in Section 1.13.
“Members” means the Persons listed as Members on Schedule 1.7 and any other Person that both acquires any Unit and is admitted to the Company as a Member, in each case, so long as such Person continues to hold any Unit(s).
“Minimum Loss Amount” is defined in the Risk of Loss Agreement.
“Moody’s” means Moody’s Investors Service, Inc., a credit rating agency.

“Multiplier” is set forth in Exhibit D attached hereto.
“Non-Insurable Casualty Event” is defined in the Risk of Loss Agreement.
“Notice” is defined in Section 16.4.
“Notice of Disagreement” is defined in Section 10.2(c)(i).
“Offered Units” is defined in Section 9.1.
“Offtake Agreement” means the Offtake Agreement, dated as of the Purchase Agreement Execution Date, by and between Intel Parent and the Company.
“OMA Commencement Date” is defined in the Construction Annex.
“Operating Account” is defined in Section 2.1(a)(i).
“Operational Failure” is defined in the Operations and Maintenance Agreement.
“Operational Term” is defined in the Fab Availability Agreement.
“Operations and Maintenance Agreement” means the Operations and Maintenance Agreement, dated as of the Purchase Agreement Execution Date, by and between Intel Member and the Company.
“Operator” is defined in the Operations and Maintenance Agreement.
“Operator Costs” is defined in the Operations and Maintenance Agreement.
“Operator Termination Payment” is defined in the Operations and Maintenance Agreement.
“Party” or “Parties” is defined in the preamble to this Agreement.
“Pass Through Costs” means amounts that the Company owes under one Affiliate Contract or the Construction Annex for which it has received a like payment for (in amount and nature) pursuant to another Affiliate Contract or Construction Annex, as applicable. “Pass Through Costs” shall include the payment by the Company of Wafer Manufacturing Costs (as defined in the Operations and Maintenance Agreement and the Construction Annex) pursuant to and in accordance with the Operations and Maintenance Agreement and the Construction Annex (as such agreements (and the definition of Wafer Manufacturing Costs therein)) may be amended from time to time in accordance with Exhibit C to this Agreement).
“Payment Period” is defined in the Operations and Maintenance Agreement.
“Permit” means each federal, state, county, municipal, local or other license, consent, appraisal, authorization, exemption, variance, permit (including, where applicable, conditional permits) or other approval with, from or of any Governmental Authority, including each and every design, construction, commissioning, operating or occupancy permit.
“Permit Requirement” means any requirement or condition on or with respect to the issuance, maintenance, renewal, transfer of, or otherwise relating to, any applicable Permit or any application therefor.
“Permitted Indebtedness” means Indebtedness (a) provided under Section 1.13(c) or the Line of Credit; (b) for obligations incurred under the Transaction Documents; (c) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of an entity’s business operation so long as such trade accounts are not more than ninety (90) calendar days past due; (d) purchase money or obligations under any lease to the extent incurred in the ordinary course of business to finance items of equipment not comprising an integral part of Fab 34; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed fifty million dollars ($50,000,000); (e) to the extent constituting Indebtedness, obligations pursuant to any performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business and (f) customary Indebtedness in respect of banking services (e.g., overdraft and netting services).
“Permitted Liens” means (a) Liens imposed by any Governmental Authority for any Tax, assessment or other charge to the extent not yet past due and payable, unless being contested in good faith by appropriate proceedings and for which appropriate amounts have been reserved on the Company’s books and records in accordance with GAAP, or in connection with any Economic Incentive; (b) materialmen’s, mechanics’, warehousemen’s, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the restoration, repair or replacement of the project, in each case, for amounts not yet due unless being contested in good faith and for which appropriate amounts have been reserved in accordance with GAAP; (c) banker’s Liens or rights of offset, (d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith; (e) easements, covenants, conditions, right of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of such real property in the ordinary course of business; (f) zoning and other land use governmental rules of any municipality or Governmental Authority that do not materially interfere with the construction, development, operation or maintenance of the project; (g) rights of owners, lessors or grantors of interests in real property pursuant to the terms of any applicable real property agreements, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of Fab 34 in the ordinary course of business; and (h) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and not adversely impacting the operation of Fab 34.
“Permitted Transferee” is defined in Section 8.2.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority. A Person shall include any officer, director, member, manager, employee or agent of such Person.
“Pro Rata Share” means, at the time of determination, with respect to any Member, the percentage determined by dividing (a) the number of Units held by such Member at such time by (b) the aggregate number of Units issued and outstanding at such time.
“Proceeding” is defined in Section 12.4(a).
“Production Tools” is defined in the Offtake Agreement.
“Purchase Agreement” is defined in the recitals to this Agreement.
“Purchase Agreement Execution Date” means [●], 2024.
“Purchase Price” is defined in the Purchase Agreement.
“Quarterly Date” means a Business Day not more than fifty-six (56) days following the end of each Fiscal Quarter.
“Quarterly Operating Report” is defined in the Operations and Maintenance Agreement.
“Quarterly Services Fee” is defined in the Administrative Services Agreement.
“Receiving Party” is defined in Section 6.4(a).
“Registrar” is defined in the recitals to this Agreement.
“Replacement Operator” is defined in the Operations and Maintenance Agreement.
“Replacement Termination Payment” is defined in the Operations and Maintenance Agreement.
“Representative” means, with respect to any Person, any manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Required Capital Calls” is defined in Section 1.12(c)(i).
“Required Capital Contributions” is defined in Section 1.12(c)(ii).
“Required Supermajority Approvals” is defined in Section 4.4.
“Requisite Amount” is defined in Schedule 10.2(b)(i).

“Resolution Period” is defined in Section 10.2(c)(ii).
“Restricted Access Areas” means the clean room portions of Fab 34, as determined by Intel Member, and any other locations where wafers undergo manufacturing and processing steps.
“Restricted Person” means a Person that is (i) from any country listed, or to be listed and awaiting addition to, country group D:1, D:5, E:1 or E:2 in Supplement No. 1 to 15 C.F.R. Part 740; (ii) listed on the Entity List, Denied Persons List, Unverified List, or Military End User List maintained by the U.S. Department of Commerce; (iii) listed on the U.S. Department of State’s Debarred List.
“Risk of Loss Agreement” means the Risk of Loss Agreement, dated as of the date hereof, by and between the Company and Intel Member.
“ROFO” is defined in Section 8.2(b)(ii).
“ROFO Consideration Period” is defined in Section 9.1(c).
“ROFO Notice” is defined in Section 9.1(a).
“ROFO Period” is defined in Section 9.1(b).
“S&P” means S&P Global Ratings, a credit rating agency.
“Sanctioned Person” is defined in the Purchase Agreement.
“Sanctions” is defined in the Purchase Agreement.
“Securities Act” means the U.S. Securities Act of 1933 and applicable rules and regulations thereunder.
“Shell Value” is defined in Section 10.2(b)(ii)(2).
“Site” means Intel’s campus in Leixlip, Ireland, where Fab 34, together with related structures, is located.
“Specified Amount” is defined in Schedule 10.2(b)(i).
“Specified Contracts” means, collectively, the Construction Annex, the Fab Availability Agreement and the Risk of Loss Agreement.
“Subcontractor” means any supplier, contractor or subcontractor (of any tier and including Affiliates, as applicable).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of managers, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control any managing manager, general partner or Board of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.
“Tax” or “Taxes” means any and all forms of taxation, charges, duties, imposts and levies in the nature of a tax, whenever imposed by any Governmental Authority, including sales tax, use tax, gross receipts tax, transaction tax, privilege tax, property tax, ad valorem tax, income tax, withholding tax, corporation tax, franchise tax, capital gains tax, capital transfer tax, inheritance tax, value added tax, customs duties, capital duty, excise duties, minimum tax, stamp duty reserve tax, payroll tax, national insurance, social security or other similar contributions, together with any interest, penalty, fine or other amount imposed in connection therewith.
“Tax Indemnification Payment” is defined in Section 2.3(b).
“Third Party” means any Person other than Intel Parent, Intel Member, Co-Investor Member, Co-Investor and any of their respective Affiliates.
“Total Damages” is defined in the Risk of Loss Agreement.
“Transaction Documents” means, collectively, the Purchase Agreement, the Main Project Agreements and the Equity Commitment Letter.
“Transfer” means: (a) when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, assignment, or any other transfer (including the creation of any derivative or synthetic interest, but expressly excluding pledges, charges and liens), and (b) when used as a verb, to voluntarily (whether in fulfillment of contractual obligation or otherwise), directly or indirectly, sell, dispose, hypothecate, assign, or otherwise transfer (including by creating any derivative or synthetic interest, but expressly excluding pledges, charges and liens) or any other similar participation or interest, in any case, whether by operation of Applicable Law or otherwise; and “Transferred”, “Transferring”, “Transferee” and “Transferor” shall each have a correlative meaning.
“Unfunded Required Capital Contribution Amount” is defined in Section 1.13.
“Units” is defined in Section 1.8.

“Valuation Firm” means a nationally recognized, third-party valuation firm or independent adjuster (depending on the nature of the dispute) (i.e., a firm that is not an Affiliate of either Intel Member or Co-Investor Member) reasonably satisfactory to both Intel Member and Co-Investor Member.
“Wafers” is defined in the Wafer Fabrication Agreement.
“Wafer Fabrication Agreement” means the Wafer Fabrication Agreement, dated as of [●], 2024, by and between the Company and Intel Parent.
“Wafer Manufacturing Costs” is defined in the Operations and Maintenance Agreement; provided, that, solely as otherwise expressly set forth herein, “Wafer Manufacturing Costs” is defined in the Construction Annex.
“Wafer Overhead Costs” is defined in the Operations and Maintenance Agreement; provided, that, for solely as otherwise expressly set forth herein, “Wafer Overhead Costs” is defined in the Construction Annex.
“Window Period” is defined in Section 6.6(c)6.6(c).
“Work” is defined in the Construction Annex.

EXHIBIT B
FAB 34
[Omitted]

Exhibit B - 1

EXHIBIT C
REQUIRED SUPERMAJORITY APPROVAL
[Omitted]
Exhibit C - 1

EXHIBIT D
CALL RIGHT MULTIPLIER
[Omitted]
Exhibit D - 1

EXHIBIT E
BOARD MEMBER LETTER OF CONSENT
[Omitted]
Exhibit E - 1

Schedule 1.7
MEMBERS OF THE COMPANY
[Omitted]

Schedule - 1

Schedule 1.13
FORM OF MEMBER LOAN AGREEMENT
[Omitted]
Schedule - 1

Schedule 4.1
BOARD
[Omitted]
Schedule - 1

Schedule 6.6
CO-INVESTOR MEMBER PROHIBITED FINANCING SOURCES
[Omitted]

Schedule - 1

Schedule 8.4
CERTAIN TRANSFER RESTRICTIONS
[Omitted]
Schedule - 1

Schedule 10.2(b)(i)
REQUISITE AMOUNT; SPECIFIED AMOUNT
[Omitted]
Schedule - 1

Schedule 10.2(b)(ii)
EXPECTED FAB ASSET VALUE
[Omitted]
Schedule - 1

Schedule 12.1
BUSINESS OPPORTUNITIES
[Omitted]
Schedule - 1

Schedule 16.19(f)
NET SETTLEMENTS – ILLUSTRATIVE EXAMPLES
[Omitted]

Schedule - 1

Schedule IC
INTEL COMPETITOR

[Omitted]
Schedule IC - 1

Schedule EI
ECONOMIC INCENTIVES
[Omitted]
Schedule EI - 1

Schedule SE
SPECIFIED EVENTS
[Omitted]

Schedule - 1

ANNEX I
CONSTRUCTION ANNEX
[Omitted]
Annex I

ANNEX II
FORM OF FAB AVAILABILITY AGREEMENT
[Omitted]

Annex I